Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Common Shares
of
Corel Corporation
at
$3.50 Net Per Share
by
COREL HOLDINGS, L.P.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 25, 2009, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES, NO PAR VALUE (THE “SHARES”), OF COREL CORPORATION (THE “COMPANY”), REPRESENTING AT LEAST A MAJORITY OF THE AGGREGATE NUMBER OF OUTSTANDING SHARES (CALCULATED ON A FULLY-DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER) NOT BENEFICIALLY OWNED BY THE PURCHASER AND ITS AFFILIATES, AND THE VOTES ATTACHING TO WHICH SHALL BE QUALIFIED TO BE INCLUDED AS VOTES IN FAVOR OF ANY SUBSEQUENT ACQUISITION TRANSACTION IN DETERMINING WHETHER MINORITY APPROVAL (AS CONSTRUED UNDER APPLICABLE CANADIAN SECURITIES LAW) HAS BEEN OBTAINED IN RESPECT THEREOF (THE “MAJORITY OF THE MINORITY CONDITION”). THE MAJORITY OF THE MINORITY CONDITION IS NOT WAIVABLE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. OTHER CONDITIONS TO THE OFFER ARE DESCRIBED UNDER THE HEADING “THE OFFER—SECTION 13—CONDITIONS OF THE OFFER.”

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY CANADIAN SECURITIES REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

THIS OFFER TO PURCHASE IS MADE PURSUANT TO THE LAWS OF THE UNITED STATES AND IS NOT SUBJECT TO APPLICABLE DISCLOSURE AND OTHER LEGAL REQUIREMENTS IN CANADA AS THE OFFER QUALIFIES AS AN EXEMPT TAKE-OVER BID FOR PURPOSES OF APPLICABLE CANADIAN SECURITIES LAW.  SHAREHOLDERS RESIDENT IN CANADA SHOULD BE AWARE THAT CANADIAN SECURITIES LAW REQUIREMENTS GOVERNING THE CONDUCT OF A TAKE-OVER BID DIFFER FROM THOSE REQUIREMENTS GOVERNING THE CONDUCT OF A TENDER OFFER IN THE UNITED STATES.

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•
If you are a record holder (i.e., if a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to CIBC Mellon Trust Company, the Depositary for the Offer. These materials must reach the Depositary on or prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedure for Tendering Shares.”

•
If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary on or prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, our information agent (the “Information Agent”), toll-free at 888-750-5834 for assistance. See “The Offer—Section 3—Procedure for Tendering Shares” for further details.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee.  All dollar amounts in this Offer to Purchase are U.S. dollars unless otherwise stated.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders Call Toll-Free: 888-750-5834
Banks and Brokers Call Collect: 212-750-5833
October 28, 2009

i

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET		1
INTRODUCTION		7
SPECIAL FACTORS		9
1.	Background of the Offer; Past Contacts or Negotiations with the Company.	9
2.	Purpose of and Reasons for the Offer; Plans for the Company after the Offer and the Second-Step Acquisition.	9
3.	Position of the Purchaser Regarding Fairness of the Offer and the Second-Step Acquisition.	18
4.	Company Financial Projections.	20
5.	Acquisition of Shares Not Tendered in the Offer; Dissenters’ Rights.	22
6.	Possible Effects of the Offer and the Second-Step Acquisition on the Market for the Shares; Nasdaq and TSX Listing; Registration under the Exchange Act.	25
7.	Conduct of the Company’s Business if the Offer is not Completed.	25
8.	Rule 13e-3.	26
9.	Transactions and Arrangements Concerning the Shares.	26
10.	Related Party Transactions.	26
11.	Interests of Certain Persons in the Offer.	27
THE OFFER		28
1.	Terms of the Offer.	28
2.	Acceptance for Payment and Payment.	29
3.	Procedure for Tendering Shares.	30
4.	Withdrawal Rights.	32
5.	Certain U.S. Federal Income Tax Considerations for U.S. Holders.	33
6.	Certain Canadian Federal Income Tax Considerations.	34
7.	Price Range of Shares; Dividends.	39
8.	Possible Effects of the Offer on the Market for the Shares; Nasdaq and TSX Listing; Registration under the Exchange Act; Margin Regulations.	39
9.	Certain Information Concerning the Company.	40
10.	Certain Information Concerning the Purchaser and its Affiliates.	42
11.	Source and Amount of Funds.	43
12.	Dividends and Distributions.	43
13.	Conditions of the Offer.	44
14.	Certain Legal Matters; Regulatory Approvals.	45
15.	Fees and Expenses.	47
16.	Miscellaneous.	47
SCHEDULE A Directors, Executive Officers and Controlling Persons of the Purchaser		1
SCHEDULE B Security Ownership of Certain Beneficial Owners		1

Cautionary Statement Regarding Forward-Looking Statements

This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. In particular, this Offer to Purchase contains forward-looking statements regarding the Company’s financial condition and results of operations. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the Offer are not satisfied. Additional information on these risks, uncertainties and factors is included in the documents filed by Corel Corporation with the U.S. Securities and Exchange Commission; provided

ii

that any reference in such filings to the Private Securities Litigation Reform Act of 1995 shall not apply to this Offer to Purchase.

iii

SUMMARY TERM SHEET

This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included cross-references to other sections of this Offer to Purchase in this summary term sheet to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

Who is offering to buy my securities?

Our name is Corel Holdings, L.P.  We are a Cayman Islands limited partnership formed for the purpose of holding shares of Corel Corporation.  Our sole general partner is Vector Capital Partners II International, Ltd., which is wholly-owned by VCP II International, L.L.C., a manager of private equity funds (“VCP II” and together with its affiliates, “Vector Capital” ). We currently own approximately 68.3% of the outstanding common shares of Corel Corporation.

Unless the context indicates otherwise, we will use the terms “us,” “we,” “our” and the “Purchaser” in this Offer to Purchase to refer to Corel Holdings, L.P. We use the term “the Company” to refer to Corel Corporation.

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common shares, no par value, of the Company not already owned by us and our affiliates.

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $3.50 per common share of the Company, net to seller in cash, without interest, without brokerage fees and commissions and, except in certain circumstances, without stock transfer taxes, and less applicable withholding taxes. If you are the record holder of your shares (i.e., if a stock certificate has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Do you have the financial resources to pay for the shares?

Yes. We estimate that we will need approximately $31.2 million to purchase all common shares of the Company validly tendered in the offer, to cash out certain options, to pay related fees and expenses and to pay consideration for the acquisition of all common shares of the Company that are not tendered in the offer, which we will do following the successful completion of the offer. One or more affiliates of VCP II will provide all of such funds. The offer is not subject to a financing condition. See “The Offer—Section 11—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because: (i) the purchase price is payable solely in cash; (ii) as described above, we will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the offer and to provide funding for the acquisition of all common shares of the Company that are not tendered in the offer, which will occur following the successful completion of the offer; and (iii) consummation of the offer is not subject to any financing condition.

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the expiration of the offer a number of shares representing at least a majority of the aggregate number of outstanding shares (calculated on a fully-diluted basis as of the date the shares are accepted for payment pursuant to the offer) not beneficially owned by us and our affiliates, and the votes attaching to which shall be qualified to be included as votes in favor of any Subsequent Acquisition Transaction in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof, which we refer to as the majority of the minority condition. This majority of the minority condition is not waivable. Each of the other conditions to the offer may be waived by us in our discretion. The offer is not subject to a financing condition. Other conditions to the offer are described under the heading “The Offer—Section 13—Conditions of the Offer.”

What does the Board of Directors of the Company think of the offer?

We are making the offer directly to the shareholders of the Company. Because we and our designees to the Company’s Board of Directors have a conflict of interest with the Company and its shareholders with respect to the offer, the Board of Directors have designated Barry Tissenbaum, Steven Cohen and Dan Ciporin as the disinterested “Designated Directors” to act as the Board for all purposes related to the offer, including for determining what position, if any, the Board of Directors should take with respect to the offer.  The Designated Directors of the Company have not advised us as to the position they will take with respect to the offer. For a discussion of the factors the Designated Directors of the Company considered in making its recommendations, please see the section entitled “Reasons for the Recommendation” in the Company’s solicitation/recommendation statement on Schedule 14D-9, which will be filed by the Company with the U.S. Securities and Exchange Commission. See “Introduction” and “Special Factors—Background.”

What is your position as to the fairness of the offer?

We believe that the offer is fair to the Company’s shareholders who are not affiliated with us, based upon the factors set forth under “Special Factors—Section 3—Position of the Purchaser Regarding the Fairness of the Offer and the Second-Step Acquisition.”

Is this the first step in a going-private transaction?

Yes. We are making the offer because we want to acquire all of the common shares of the Company not currently owned by us or our affiliates. If we satisfy the Majority of the Minority Condition and accept and pay for the shares validly deposited under the offer, we will then acquire any common shares of the Company not tendered in the offer by way of a transaction known as a “Compulsory Acquisition” or by way of a transaction referred to in the offer as a “Subsequent Acquisition Transaction,” in each case for consideration per share equal in value to the consideration paid per share in the offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of shares acquired pursuant to the offer. See “Special Factors—Section 5—Acquisition of Shares Not Tendered in the Offer; Dissenter’s Rights.”

If permitted by applicable law, subsequent to the completion of the offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, we intend to delist the common shares of the Company from The Nasdaq Stock Market and the Toronto Stock Exchange and, subject to applicable securities laws, to cause the Company to (1) cease to be a reporting issuer under the U.S. federal securities laws and cease to make filings with the U.S. Securities and Exchange Commission and (2) cease to be a reporting issuer under applicable Canadian securities laws and cease to make filings with applicable Canadian securities regulatory authorities. If, as a result of the offer and any subsequent transaction, the number of shareholders is sufficiently reduced, the Company may become eligible for termination of registration under applicable securities laws. Under the rules and the regulations of The Nasdaq Stock Market and the Toronto Stock Exchange, consummation of the offer and/or a Compulsory Acquisition or a Subsequent Acquisition Transaction could also lead to the delisting of the shares from The Nasdaq Stock Market and the Toronto Stock Exchange. See “The Offer—Section 8—Possible Effects of the Offer on the Market for the Shares; Nasdaq and TSX Listing; Registration under the Exchange Act; Margin Regulations.”

Do you have interests in the offer that are different from my interests as a shareholder of the Company?

Yes. Our interests and our affiliates’ interests in the offer and any Compulsory Acquisition or Subsequent Acquisition Transaction are different from those of shareholders being asked to tender their shares. In particular, our financial interests with regard to the offer price of $3.50 per share are adverse to the financial interests of those shareholders being asked to tender their shares. Also, following completion of the offer and a Compulsory Acquisition or a Subsequent Acquisition Transaction, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, or bear the burden of any decrease in value of the Company. On the other hand, we will own a 100% interest in the Company and will benefit from any future increase in the value of the Company, as well as bear the burden of any future decrease in the value of the Company. See “Special Factors—Section 2—Purpose of and Reasons for the Offer; Plans for the Company After the Offer” and “Special Factors—Section 11—Interests of Certain Persons in the Offer.”

How long do I have to decide whether to tender in the offer?

You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on Wednesday, November 25, 2009. The offer may be extended until the conditions to the offer, which are described below, are either satisfied or waived (where permissible). If the offer is extended, we will issue a press release announcing the extension at or before 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

We may elect to provide a “subsequent offering period.” A subsequent offering period, if one is included, will be an additional period of time, beginning after we have purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer—Section 1—Terms of the Offer.”

Can the offer be extended and under what circumstances?

We may in our sole discretion extend the offer at any time or from time to time. We might extend the offer, for instance, if any of the conditions specified in “The Offer—Section 13—Conditions of the Offer” below are not satisfied prior to the expiration of the offer.  However, if all of the conditions to the Offer have been satisfied as of the expiration date, we may not extend the offer.

In addition, after the expiration of the offer, if all of the conditions to the offer have been satisfied or waived (where permissible) but not all of the Company’s common shares have been tendered, we may, but are not obligated to, give shareholders a further opportunity to tender at the same price in one or more subsequent offering periods. See “The Offer—Section 1—Terms of the Offer.”

How will I be notified if the offer is extended?

If we decide to extend the offer, we will inform CIBC Mellon Trust Company, the Depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

How do I tender my shares?

If you wish to accept the offer, this is what you must do:

•
If you are a record holder (i.e., if a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to CIBC Mellon Trust Company, the Depositary for the offer. These materials must reach CIBC Mellon Trust Company on or prior to the expiration of the offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedure for Tendering Shares.”

•
If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary on or prior to the expiration of the offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Innisfree M&A Incorporated, toll-free at 888-750-5834 for assistance. See “The Offer—Section 3—Procedure for Tendering Shares” for further details.

•
If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered. See “The Offer—Section 3—Procedure for Tendering Shares.”

Until what time can I withdraw tendered shares?

You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration of the offer. Shares may also be withdrawn after December 28, 2009 unless theretofore accepted for payment as provided herein. Once we accept shares for payment, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during any subsequent offering period, if we elect to have such a period. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, which includes all required information, to CIBC Mellon Trust Company, the Depositary for the offer, while you have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. See “The Offer—Section 4—Withdrawal Rights.”

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all common shares of the Company validly tendered that have not been withdrawn promptly after the later of the expiration of the offer and the satisfaction or waiver (where permissible) of the conditions to the offer. See “The Offer—Section 2—Acceptance for Payment and Payment.”

We will pay for your shares by depositing the purchase price with CIBC Mellon Trust Company, the Depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described under the heading “The Offer—Section 3—Procedure for Tendering Shares—Book-Entry Delivery”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. See “The Offer—Section 2—Acceptance for Payment and Payment.”

If I decide not to tender, how will the offer affect my shares?

If and when the offer and the Compulsory Acquisition or Subsequent Acquisition Transaction are successfully completed, the Company shareholders who do not tender their shares in the offer (other than those properly exercising their dissenters’ rights under Canadian law) will receive cash in an amount equal to the price per share paid in the offer. As described above, the Company may cease making filings with the U.S. Securities and Exchange Commission or otherwise being required to comply with the U.S. Securities and Exchange Commission rules relating to publicly held companies or may cease making filings with applicable Canadian securities regulatory authorities. See “Special Factors—Section 5—Acquisition of Shares Not Tendered in the Offer; Dissenter’s Rights” and “The Offer—Section 8—Possible Effects of the Offer on the Market for the Shares; Nasdaq and TSX Listing; Registration under the Exchange Act; Margin Regulations.”

How will my stock options be treated in the offer?

If the offer is completed, we will acquire all shares not tendered through a Compulsory Acquisition or a Subsequent Acquisition Transaction, depending on how many shares are tendered in the offer. The offer is made only for the common shares of the Company and is not made for any options or other rights to acquire common shares of the Company. If you hold vested and exercisable stock options issued by the Company, you may accept the offer in relation to the common shares of the Company issued upon exercise of such options so long as, prior to the expiration of the offer:

•	you have validly exercised your Company options;

•	you have completed the payments required to be made upon the exercise of your Company options; and

•	you tender the shares issued upon exercise of your Company options in accordance with the terms of the offer.

Following the completion of the offer, if you hold Company options, regardless of whether they are vested or unvested, and if a Compulsory Acquisition or Subsequent Acquisition Transaction takes place, as part of such transaction your options will be canceled and, in exchange therefor, you will receive a cash payment with respect to each common share of the Company subject to each such option in an amount equal to the excess, if any, of the consideration being paid to other shareholders in the Compulsory Acquisition or Subsequent Acquisition Transaction over the per share exercise price of each such option. The right to receive the option cash payment will be subject to the prior execution of all necessary written consents and releases as determined by us.

However, in July through October 2009, the officers and certain other employees of the Company were granted options to purchase shares at a weighted average exercise price of approximately $2.27 per share, of which an aggregate of approximately 4,318,871 options remain outstanding. Unlike the Company's other options, these options will not be cashed out, but are expected to be assumed and become options to purchase shares of the resulting privately held entity. These options that will be assumed rather than cashed out include the following number of options held by the following officers of the Company:

•	Kris Hagerman, 1,887,708 options

•	Joseph Roberts, 314,618 options

•	Nicholas Davies, 157,309 options

•	Amanda Bedborough, 314,618 options

•	Kevin Thornton, 75,000 options

•	Kazuo Sakai, 100,000 options

•	Graham Brown, 75,000 options

•	Jeremy Liang, 85,000 options

•	Shawn Cadeau, 75,000 options

•	Eleanor Lacey, 100,000 options

•	Tom Berquist, 314,618 options

Do I have dissenters’ rights under the offer?

No. Shareholders will not have dissenters’ or appraisal rights in connection with the offer. However, if the offer is completed, shareholders who do not tender their shares in the offer will have rights of dissent when we acquire their shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See “Special Factors—Section 5—Acquisition of Shares Not Tendered in the Offer; Dissenters’ Rights.”

What is the market value of my shares as of a recent date?

On October 27, 2009, the last trading day prior to the date on which we first publicly announced our intention to acquire all of the outstanding shares of the Company not owned by us and our affiliates, the closing price of Company common shares reported on The Nasdaq Stock Market was $3.18 per share. You should obtain current market quotations for common shares of the Company in deciding whether to tender your shares. See “The Offer—Section 7—Price Range of Shares; Dividends.”

What are the U.S. federal income tax consequences of participating in the offer?

In general, your sale of common shares of the Company pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer—Section 5—Certain U.S. Federal Income Tax Considerations for U.S. Holders.”

What are the Canadian federal income tax consequences of participating in the offer?

A shareholder who is, or is deemed to be, resident in Canada for purposes of the Income Tax Act (Canada), who holds shares as capital property and who sells such shares pursuant to the offer, or disposes of such shares pursuant to a Compulsory Acquisition, will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the aggregate adjusted cost base of the shares to the shareholder and any reasonable costs of disposition. For this purpose, a shareholder’s proceeds of disposition will equal the cash received by the shareholder under the offer or the Compulsory Acquisition. The tax consequences to such a shareholder of a disposition of shares pursuant to a Subsequent Acquisition Transaction could be different than the tax consequences of a sale pursuant to the offer.

You should consult your tax advisor about the tax consequences to you of participating in the offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. See “The Offer—Section 6—Certain Canadian Federal Income Tax Considerations.”

Who can I talk to if I have questions about the offer?

You can call Innisfree M&A Incorporated, the Information Agent for the offer, at 888-750-5834 (toll-free). Banks and brokers may call collect at 212-750-5833. See the back cover of this Offer to Purchase.

To the Shareholders of Corel Corporation:

INTRODUCTION

We, Corel Holdings, L.P. (the “Purchaser”), a Cayman Islands limited partnership, are offering to purchase all outstanding common shares, no par value, (the “Shares”) of Corel Corporation, a Canadian corporation (the “Company”), excluding the Shares owned by us and our affiliates, for $3.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Shareholders who have Shares registered in their own names and tender directly to CIBC Mellon Trust Company, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Shareholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, shareholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated  (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 15—Fees and Expenses.”

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of Shares representing at least a majority of the aggregate number of outstanding Shares (calculated on a fully-diluted basis as of the date the Shares are accepted for payment pursuant to the Offer) not beneficially owned by the Purchaser and its affiliates, and the votes attaching to which shall be qualified to be included as votes in favor of any Subsequent Acquisition Transaction in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof (the “Majority of the Minority Condition”).  The votes attaching to the tendered shares shall be qualified to be included as votes in favor of any Subsequent Acquisition Transaction in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof. The Majority of the Minority Condition is not waivable. The Offer is not subject to a financing condition. Other conditions to the Offer are described under the heading “The Offer—Section 13—Conditions of the Offer.”

According to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2009 (the “Company 10-Q”) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”), there were approximately 25,905,422 Shares outstanding as of September 22, 2009.  Based on the information provided by the Company, there were approximately 447,767 Shares issuable upon the exercise of exercisable and in-the-money options (at the offer price) to purchase Shares as of September 30, 2009 and approximately 10,688 Shares issuable upon vesting of restricted stock units as of September 30, 2009, which, together with the 25,905,422 Shares outstanding, are referred to as shares outstanding on a fully-diluted basis in this Offer to Purchase. We and our affiliates own, directly or indirectly, 17,682,698 Shares representing approximately 67.1% of the outstanding Shares calculated on a fully-diluted basis. Based on the foregoing, we believe that, as of September 22, 2009, there were approximately 8,681,179 Shares outstanding on a fully-diluted basis, excluding Shares owned by us and our affiliates, and constituting the minority Shares of the Company for purposes of the Majority of the Minority Condition. Accordingly, we anticipate that the Majority of the Minority Condition would be satisfied if approximately 4,340,590 Shares are validly tendered pursuant to the Offer and not withdrawn. Except where otherwise stated, we have not verified this share capitalization information with the Company, and the actual number of Shares necessary to satisfy the Majority of the Minority Condition may vary, including as a result of the actual number of options exercised as of the date the Shares are accepted for payment pursuant to the Offer.

The purpose of the Offer is to acquire for cash as many outstanding Shares as possible not beneficially owned by us and our affiliates as a first step in acquiring the entire equity interest in the Company. If the Offer is consummated, we will acquire any Shares not tendered in the Offer by way of a transaction known as a “Compulsory Acquisition” or by way of a transaction referred to in the offer as a “Subsequent Acquisition Transaction,” in each case for consideration per Share equal in value to the Offer Price. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Shares acquired pursuant to the Offer. In this Offer to Purchase, a “Second-Step Acquisition” refers to either a Compulsory Acquisition or a Subsequent Acquisition Transaction.

We have not asked the Board of Directors of the Company (the “Company Board”) to approve or recommend the Offer. Because we and our designees to the Company Board have a conflict of interest with the Company and its shareholders with respect to the Offer, the Company Board has designated Barry Tissenbaum, Steven Cohen and Dan Ciporin as the disinterested “Designated Directors” to act as the Company Board for all purposes related to the Offer, including for determining what position, if any, the Company Board should take with respect to the Offer.  The Designated Directors of the Company have not advised us as to the position they will take with respect to the Offer. For a discussion of the factors the Company Board has considered in making its recommendations, please see the section entitled “Reasons for the Recommendation” in the Company’s solicitation/recommendation statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed by the Company with the SEC. The Schedule 14D-9 will also contain other important information and we recommend that holders of Shares review it carefully when it becomes available.

Since its initial public offering in 2006, the Company has not paid a cash dividend on the Shares. If we complete the Offer, we currently intend that no dividends will be declared on the Shares prior to the acquisition by the Purchaser of the entire equity interest in the Company pursuant to a Second-Step Acquisition.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s shareholders. Any such solicitation will be made only pursuant to a separate proxy solicitation and/or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

SPECIAL FACTORS

1.	Background of the Offer; Past Contacts or Negotiations with the Company.

In August 2003, Vector Capital purchased all the issued and outstanding common shares of the Company for approximately $123 million in cash, which resulted in the Company becoming privately held by an affiliate of Vector Capital.  While privately held and with Vector Capital’s involvement and oversight, the Company undertook a significant restructuring of its business and completed several strategic acquisitions, including the 2004 acquisition of Jasc for approximately $38.2 million in cash and stock and the 2006 acquisition of WinZip from Vector Capital in consideration for 4.3 million common shares of the Company.

In April 2006, the Company completed an initial public offering of 6.5 million of its Shares for $16 per share.  Concurrently with the completion of the public offering, the Company entered into a new credit facility, consisting of a $90 million term loan and a $75 million revolving credit facility.  The credit facility contains customary terms and conditions, including a requirement for ongoing compliance with certain financial covenants.  Following the completion of the public offering, Vector Capital owned approximately 72% of the Company’s Shares and had two of its nominees represented on the Company Board.

On December 12, 2006, the Company announced the completion of its acquisition of InterVideo for $13.00 per share of InterVideo common stock resulting in an aggregate acquisition price of $198.6 million in an all-cash transaction. In connection with its acquisition of InterVedio, the Company amended its credit facility to provide for an additional $70 million in term loan borrowings.

Since its initial public offering, the Company’s Shares have never traded at a price greater than $16 per share.

Beginning in the fall of 2006, the Company Board began discussions regarding a combination of the Company with a potential strategic partner.  Discussions with the potential strategic partner resulted in its decision to conduct limited due diligence on the Company and the exchange of several term sheets regarding a potential merger of equals.  These discussions continued intermittently, and ended in August 2007 when the potential strategic partner announced poor financial results and the parties were unable to agree to the terms of a transaction.

In July of 2007, the Company Board explored the possibility of a dividend recapitalization of the Company, which would enable a significant cash dividend.  After discussions with several potential financing sources, the Company Board declined to pursue a transaction due to the parties being unable to agree to terms.

Beginning in July of 2007, a private equity firm, which we refer to as Party A, began discussions with the Company regarding a potential transaction.  Party A thereafter engaged in substantial due diligence following its having entered into a confidentiality and non-disclosure agreement with the Company, and representatives of Party A participated in multiple meetings with the Company’s management.  On August 13, 2007, Party A indicated its interest in acquiring all the outstanding Shares of the Company at a purchase price between $16.00 and $16.75 per share.  Discussions regarding a transaction and diligence continued and on November 6, 2007, Party A advised the Company that it would be reducing its proposed purchase price to a range of between $15.00 and $15.75 per share, and moreover, proposed 60 days of exclusivity to continue its due diligence.  The Company Board met on November 12, 2008 to consider Party A’s proposal and counter-proposed a purchase price of $16.00 per share and a limited period of exclusivity that would enable the Company to engage other non-financial sponsors regarding a potential transaction for either all of the Company or for the Company’s WinZip division.  Party A declined the counter-proposal, and discussions ended in December of 2007.  From the time of Party A’s initial indication of interest through the end of discussions in December, the Company’s stock price ranged between $10.44 and $13.95 per share.

In December of 2007, the Company engaged a financial advisor to approach third parties that the advisor determined would be potentially interested in the purchase of the WinZip business.  The financial advisor approached 28 strategic bidders.  None were interested in pursuing further discussions.

The Company’s evaluation of strategic alternatives continued into early 2008, but no satisfactory transactions were identified.  In October 2007 and again in February 2008, the Company announced that it expected quarterly operating results to fall short of published analysts’ expectations. In January 2008, the Company’s Shares hit a then-record low of $7.32 per share.

On March 28, 2008, Vector Capital delivered to the Company an unsolicited, non-binding proposal to acquire all of the Company’s Shares not already owned by Vector Capital at a purchase price of $11.00 in cash per share, subject to completion of confirmatory due diligence and Corel’s existing credit facility remaining in place after completion of any such acquisition.

Also on March 28, 2008, Vector Capital was advised that company directors Ian Giffen, Daniel Ciporin and Steven Cohen, constituting the non-employee members of the Board that were not representatives of Vector Capital, met to evaluate Vector Capital’s proposal and determine the steps that should be taken in response.  Later on March 28, 2008, the Company issued a press release disclosing Vector Capital’s proposal and the formation of the Special Committee of the Company Board consisting of Messrs. Giffen, Ciporin and Cohen.

During the period between March 28, 2008 and April 2, 2008, Vector Capital understands that Messrs. Giffen, Ciporin and Cohen met informally to further evaluate and consider Vector Capital’s proposal and the appropriate steps to take in response.  In the course of their discussions, Vector Capital understands that Messrs. Ciporin and Cohen noted that they held limited partnership interests in certain funds affiliated with Vector Capital and that Mr. Cohen owns interests in the Purchaser.  Vector Capital understands that the Company and Messrs. Giffen, Ciporin and Cohen considered the suitability of each for service on the Special Committee in light of all circumstances.  Prior to the meeting of the Company Board on April 2, 2008, Vector Capital was advised that the Company and Messrs. Giffen, Ciporin and Cohen had determined that the Special Committee would be reconstituted to include only Mr. Giffen.

At a meeting of the Board of Directors held on April 2, 2008, the Board formally approved and ratified the formation of the Special Committee consisting of Ian Giffen and the adoption of its mandate to, among other things, evaluate Vector Capital’s proposal, oversee discussions and negotiations with Vector Capital, determine whether to seek and evaluate alternative transactions with other parties and oversee any such process and negotiations and to retain such legal, financial and other advisors as the Special Committee may deem appropriate.  Shortly thereafter, the Special Committee engaged independent Canadian and U.S. legal counsel and Genuity Capital Markets as its independent financial advisor.

On April 3, 2008, the Company again announced that its quarterly operating results would fall short of published analysts’ expectations.

On April 9, 2008, representatives of the Special Committee delivered a draft form of confidentiality agreement and a draft form of press release to Vector Capital.  Discussions and negotiations regarding the confidentiality agreement and the press release ensued among the Special Committee, its legal and financial advisors, Vector Capital, and Vector Capital’s Canadian and U.S. counsel.  On April 14, 2008, the Special Committee and Vector Capital entered into the confidentiality agreement, and the Special Committee publicly announced that it had been reconstituted to be comprised of Mr. Giffen as its sole member and that it had retained Genuity Capital Markets, Bennett Jones LLP and Bingham McCutchen LLP as its independent advisors to assist it in considering and responding to Vector Capital’s proposal.  The Special Committee also announced that it was commencing a process to evaluate strategic alternatives to maximize value for all shareholders and that it had been advised by Vector Capital that it was interested in working towards completing the transaction it proposed, but was committed to ensuring a full and fair strategic review process.

On April 21, 2008, the Company announced that David Dobson, its Chief Executive Officer, would resign from the Company to accept a senior executive position with a Fortune 500 company.

On May 5, 2008, the Company appointed Kris Hagerman as interim Chief Executive Officer.

From April through early August 2008, the Special Committee and its legal and financial advisors considered Vector Capital’s proposal.  Throughout that same period, the Special Committee together with Genuity Capital Markets also actively solicited interest from other potential bidders to determine whether there were alternative transactions that might be available to the Company and that could achieve greater value for the Company and its shareholders.  During this period, Vector Capital continued to develop its proposal and the full Company Board discussed potential alternative transactions that the Special Committee had identified.  In addition to a sale of the entire Company, the Special Committee and Vector Capital also considered the possibility of selling certain businesses of the Company.  In the context of these discussions, in late June 2008 the Special Committee sought a written confirmation from Vector Capital, which could be shared with potential bidders, that Vector Capital would support an alternative transaction and withdraw its proposal if the Special Committee identified a proposal that it believed offered superior value to the Company and its shareholders.  While Vector Capital confirmed it was supportive of maximizing shareholder value, it declined to sign such a confirmation and reaffirmed that it was prepared to proceed with a transaction to acquire the Shares of the Company it did not already own.

By late July, the Special Committee identified two potential transactions that it believed might achieve greater overall value to the Company and its shareholders than Vector Capital’s proposal.  In one of these transactions, Party B, a private equity fund, indicated its interest in acquiring the Company’s WinZip business for $255 million in cash.  In the other, Parties C and D, two private equity funds, expressed an interest in acquiring all of the outstanding Shares of the Company at a price of $12.50 in cash per share.

In August 2008, after further negotiations with Party B, the Special Committee and Vector Capital determined that it was unlikely that Party B would complete the acquisition of WinZip on the terms discussed.  Consequently, negotiations with Party B were terminated.

After further discussions and negotiations with Parties C and D, Vector Capital and the Special Committee considered that there was a reasonable likelihood that Parties C and D could proceed to effect the proposed transaction on the terms contemplated.

On August 18, 2008, the Company announced that the Special Committee, in its efforts to maximize value for the Company and all of its shareholders, had identified potential alternatives to Vector Capital’s proposal and that, as a result, Vector Capital had withdrawn its proposal in the interest of facilitating the Company’s pursuit of these third-party strategic alternatives.  The Company further announced that in light of the withdrawal of Vector Capital’s proposal and the full Board’s desire to oversee evaluation of the potential strategic alternatives directly, the Board unanimously determined that there was no longer a need for the Special Committee and, accordingly, the Special Committee was dissolved.

On August 20, 2008, in response to market reaction to the Company’s August 18, 2008 press release, the Company issued a press release confirming that it was in discussions with a third party regarding a potential sale of the Company.

On August 21, 2008, Parties C and D entered into a non-binding letter of intent with the Company for Parties C and D to acquire the Company for $12.50 in cash per share.  The letter provided for a period of exclusive dealing between the Company and Parties C and D while these bidders performed their due diligence investigation of the Company and evaluated the transaction.

From the announcement of Vector Capital’s proposal on March 28, 2008 through the end of August 2008, the Company’s Shares traded at prices ranging from $9.17 to $11.24 per share.

On September 10, 2008, the Company announced that it was streamlining its global operations in order to become more operationally efficient and to increase its investment in key growth opportunities. As part of this effort, the Company announced an 8% reduction in its global workforce, which it stated would result in a one-time restructuring charge in the amount of $2.8 million.  The Company also announced that it expected to report revenue and non-GAAP adjusted net income and earnings per share for the quarter ended August 31, 2008 consistent with its prior guidance.  The Company also reiterated that it was in ongoing discussions with a third party regarding a potential sale of the Company.

From August 21, 2008 through mid-October 2008, representatives and advisors of Parties C and D continued to conduct their due diligence review of the Company and met with management representatives of the Company and its advisors to discuss their findings and a potential transaction.

On September 18, 2008, Parties C and D indicated their interest in a potential acquisition, provided they were able to obtain financing on reasonable terms.  The Company agreed to extend the exclusivity period in order to allow Parties C and D additional time to work with their financing sources and conduct additional due diligence.

On September 25, 2008, Parties C and D advised the Company that they would be reducing their proposed purchase price from $12.50 per share to $10.50 per share, which proposal also included the right for Parties C and D to terminate the definitive agreement under certain circumstances if they were unable to obtain financing.  Parties C and D also proposed an alternative structure for acquiring the Company’s business by means of an asset purchase, in which certain liabilities would not be assumed by the buyers.

On September 29, 2008, the Company advised Parties C and D that it would not be extending exclusivity and was terminating the August 21, 2008 non-binding letter of intent in accordance with its terms.

On October 21, 2008, representatives of Parties C and D advised the Company’s financial advisor that, in light of their findings, general economic developments and the general unavailability of credit to help finance acquisitions, they would only be willing to pursue a transaction that had little to no premium to the current market price of the Company and only if the transaction was structured as an asset purchase.  The Company declined to continue negotiations on this basis.

On October 22, 2008, the Company announced that discussions with the third party regarding a potential sale of the Company had ceased and that the Board would continue to focus on maximizing shareholder value as an independent company and would continue to evaluate all strategic alternatives as they might arise.

On October 31, 2008, the Company’s Shares closed at $4.54 per share, a new record low.

On November 12, 2008, the Board of Directors of the Company met and discussed next steps in light of the failure of Parties C and D to move forward with an acquisition of the Company.  Alexander Slusky and Amish Mehta, Vector Capital’s nominees serving on the Company Board, indicated that Vector Capital might be prepared to reconsider an offer to acquire the Shares of the Company that it did not already own, but that it would need to evaluate the terms and conditions of such an offer in light of general economic conditions and the Company’s operations and financial results.  The Board discussed the process any such offer might take, and requested that the Company’s advisors discuss possible next steps in the event Vector Capital elected to proceed to make an offer.

Through the balance of November and in early December 2008, counsel to Vector Capital, counsel to Messrs. Giffen, Ciporin and Cohen and counsel to the Company discussed structural alternatives for a potential bid, as well as related logistical considerations.

On December 8, 2008, the Company Board met, together with counsel to Vector Capital, counsel to Messrs. Giffen, Ciporin and Cohen and counsel to the Company and agreed upon next steps and timing, should Vector Capital determine to proceed with a transaction.  At the meeting, Vector Capital indicated that it would await finalization and release of the Company’s fourth quarter financial results before deciding whether to proceed.

On December 11, 2008, the Company made a preliminary announcement of its fourth quarter operating results, indicating, among other things, that it expected to record revenues of $68.5 to $69.5 million and a GAAP net loss of $0.1 to $2.1 million, which compared with its previously released guidance of $71.0 to $75.0 million in revenues and $4.0 to $6.0 million in GAAP net income for the period.  The Company further announced that the principal causes of the shortfalls in fourth quarter results were reduced spending by enterprise customers, lower than expected worldwide OEM shipments, the insolvency of one of its Canadian retailers, the negative impact of foreign currency exchange and lower than expected margins in the fourth quarter due to higher sales of lower margin OEM products during the period.  In addition, the Company announced that the Board would continue to focus on maximizing shareholder value and to evaluate all strategic alternatives as they might arise.

After the December 11 announcement, the Company’s Shares traded at a new record low of $2.00 per share on December 29, 2008.

In December 2008 and January 2009, the Company closed its books and prepared to release its final results for the quarter and fiscal year ended November 30, 2008.  During this period, Vector Capital discussed with management and other Board members the Company’s results and ongoing operations and prospects.  In light of continuing disruption in the global economy and uncertainty regard the Company’s prospects, in February 2009, Vector Capital advised the Company that it had ceased active evaluation of the possibility of acquiring the Shares of the Company it did not already own, indicating it might be willing to revisit the topic once the economy and the Company’s business stabilized.

At a meeting on February 5, 2009, the Company Board reviewed the Company’s compliance with its covenants under its credit facility, particularly the leverage and fixed charge coverage ratios, in light of the Company’s deteriorating financial performance.  The Company Board considered steps that might be required to maintain the Company’s debt covenant compliance should the Company’s financial results continue to worsen, but determined that no actions were required or warranted with respect to the credit facility at that time.

In late February 2009, Mr. Giffen informed the other directors that he did not wish to stand for re-election to the Board at the Company’s 2009 annual shareholder meeting.  In March 2009, the Board nominated Barry A. Tissenbaum for election to the Board at the 2009 annual meeting of shareholders.  On May 5, 2009 at the Company’s annual shareholder meeting, Mr. Giffen’s term expired and Mr. Tissenbaum was elected to fill the resulting vacancy.

At a meeting on March 31, 2009, management reviewed the Company’s financial outlook with the Company Board, focusing in particular on the continuing deterioration of the Company’s revenue and EBITDA.  The Company Board discussed the implications of the Company’s performance on its covenant compliance under its credit facility, including the amount of principal that might need to be prepaid in certain circumstances to avoid a covenant default.

On April 2, 2009, the Company announced operating results for its first quarter ended February 28, 2009, indicating that revenues had declined to $56.2 million from $65.5 million and that GAAP net loss had increased to $1.5 million from $30,000, in each case compared to the prior-year period.  The Company also announced measures including salary-reductions for executives and unpaid leave for employees in an effort to further reduce costs.

On April 8, 2009, the Company’s Shares closed at an all-time low of $1.37 per share.

On April 29, 2009, the Company announced a further 8% reduction in its global workforce in an effort to better align its cost structure with current and future anticipated revenue, which the Company estimated would result in a one-time restructuring charge of approximately $1.4 million.

At a meeting on July 9, 2009, the Company Board reviewed the Company’s results for the quarter ended May 31, 2009 and its outlook for the rest of fiscal 2009.  The Company Board determined that a principal prepayment would be required in the quarter ending August 31, 2009 to maintain the Company’s debt covenant compliance, and estimated the amount of such payment at approximately $17 million.  The Company Board also considered the likelihood that an additional prepayment would be required in the quarter ending November 30, 2009.  Noting increasing pressure on the Company’s cash balance, the Company Board directed management to continue to evaluate and pursue measures to improve cash flow and to explore possible financing alternatives.

On July 10, 2009, the Company announced operating results for its second quarter ended May 31, 2009, indicating that revenues had declined to $50.4 million from $67.0 million compared to the prior year period.  The Company also disclosed a GAAP net loss of $4.1 million in the second quarter of 2009, compared to GAAP net income of $930,000 in the prior year period.

On July 29, 2009, the Company announced that Mr. Hagerman had been appointed as the Company’s permanent Chief Executive Officer.

On July 30, 2009, Moody’s revised the Company's rating outlook from “positive” to “stable.”

In August 2009, Messrs. Slusky and Mehta notified management and the other directors that Vector Capital had decided to once again evaluate the possibility of a transaction in which it would offer to acquire all of the outstanding Shares of the Company not already owned by Vector Capital.  Vector Capital indicated that it had not yet decided to undertake such a transaction, but that in connection with its evaluation it proposed to commence a preliminary due diligence investigation of the Company.  In response, Vector Capital was advised by the Company that the other directors had requested that Vector Capital enter into a confidentiality agreement with the Company.  On September 1, 2009, Vector Capital and the Company entered into a confidentiality agreement.  At that time, Vector Capital indicated that it would notify the disinterested directors should it wish to pursue such a transaction.

In the quarter ended August 31, 2009, the Company voluntarily prepaid approximately $20 million of the outstanding principal under its credit facility in order to ensure debt covenant compliance at August 31, 2009.

In September 2009, Vector Capital proceeded with its due diligence investigation of the Company’s financial results and operations.

On September 25, 2009, Mr. Mehta spoke with Mr. Tissenbaum and indicated that Vector Capital would be interested in further exploring a possible transaction in which it would acquire all of the Shares of the Company not owned by Vector Capital.  Messrs. Mehta and Tissenbaum discussed in general terms the possible structure of such a transaction, and the desire, should Vector Capital wish to move forward, on the part of the disinterested directors of the Company to engage legal and financial advisors and their intention to act independently of Vector Capital in discharging their obligations to the Company and its minority shareholders.

On September 28, 2009, Canadian and U.S. special counsel to Messrs. Tissenbaum, Cohen and Ciporin held a conference call with Canadian and U.S. counsel to Vector Capital to discuss substantive and procedural matters regarding a potential bid by Vector Capital.  Counsel discussed, among other things, the requests by Messrs. Tissenbaum, Cohen and Ciporin for a formal mandate from the Board, a revised confidentiality agreement with Vector Capital including, among other things, a standstill agreement, engagement by Messrs. Tissenbaum, Cohen and Ciporin of a financial advisor and compensation for the services to be rendered by Messrs. Tissenbaum, Cohen and Ciporin in connection with their evaluation and oversight of such a transaction.  Counsel also discussed structural matters related to a possible transaction as well as potential timing and other considerations, should Vector Capital determine to proceed.  Counsel to Messrs. Tissenbaum, Cohen and Ciporin and counsel to Vector Capital continued discussions of these matters for the balance of the week.

Between the Company’s record low in April 2009 and the end of September 2009, the Company's shares traded at prices ranging from approximately $1.50 to nearly $3.00 per share.

On October 1, 2009, the Company announced operating results for its third quarter ended August 31, 2009, indicating that revenues had declined to $47.4 million from $66.2 million and GAAP net income had declined to $0.5 million from $1.6 million, in each case compared to the prior year period.

On October 5, 2009, Standard & Poor’s revised the outlook on the Company from “stable” to “negative.”

On October 7, 2009, counsel to Messrs. Tissenbaum, Cohen and Ciporin delivered to counsel to Vector Capital a draft mandate for these directors to act as the “Designated Directors.”  On October 8, counsel to the Designated Directors delivered to counsel to Vector Capital a draft confidentiality agreement, including a standstill provision.

At a meeting of the Company’s directors on October 8, 2009, Messrs. Slusky and Mehta acknowledged receipt of the draft mandate and confidentiality and standstill agreement and confirmed Vector Capital’s willingness to have both approved and in place before moving ahead with any potential transaction.  They noted, however, that they had not had sufficient time to review the drafts with their counsel, but would be prepared to move quickly on both once such a review had occurred.  At the meeting, the directors confirmed that Messrs. Tissenbaum, Cohen and Ciporin would be mandated as the Designated Directors, to act as the Board with respect to all matters related to a possible transaction with Vector Capital.  Messrs. Slusky and Mehta also confirmed that they would recuse themselves with respect to, and abstain from voting on, any actions of the Board in respect of a possible transaction, other than approval of the mandate of the Designated Directors.  Further, Messrs. Slusky and Mehta informed the Company that, under the circumstances, Vector Capital was not considering a sale of its Shares to any third party and that, in its view, no transaction other than an acquisition of the Company by Vector Capital would be appropriate or successful.

Also at the meeting on October 8, 2009, the Company Board reviewed and discussed the Company’s financial results for the quarter ended August 31, 2009 and its outlook for the balance of fiscal 2009.  The Company Board evaluated the possibility of an approximately $15 million principal pre-payment under the credit facility to maintain debt covenant compliance, and noted  that a prepayment in that amount would leave the Company’s cash and working capital lower than what the management believes is sufficient to support the business.

On October 12, 2009, the Company Board held a follow-up meeting to further discuss and consider alternatives for addressing the Company’s debt covenant compliance issues, and requested that management continue to develop proposals, including possible amendments or waivers under the credit facility, and at the request of the full Company Board Vector Capital agreed to assist management in this effort.

From October 9 through 18, 2009, counsel to the Designated Directors and Counsel to Vector Capital held numerous conference calls regarding the draft confidentiality and standstill agreement and the draft mandate.

On October 19, 2009, the Company Board unanimously approved the Mandate of the Designated Directors by written consent, and Vector Capital and the Designated Directors entered into the revised confidentiality and standstill agreement.  The mandate of the Designated Directors provides, among other things, that the Designated Directors are mandated to act as the Board of Directors, and exercise all power and authority of the Board of Directors, with respect to matters relating to the Vector Capital proposal and to consider any and all other options that may be available to the Company and its shareholders in addition to or in lieu of the Vector Capital proposal, including without limitation, a merger, acquisition, divestiture, sale of all, substantially all or a substantial portion of the Company’s assets.  The Designated Directors’ mandate also provides, among other things, that they shall engage such counsel and other advisors as they see fit, and shall meet and act independently of Vector Capital in discharging their mandate.  Also on October 19, 2009, the Designated Directors engaged Genuity Capital Markets as their exclusive financial advisor in connection with a possible transaction with Vector Capital.

On October 21, 2009, counsel to Vector Capital, the Designated Directors and the Company held a conference call to discuss next steps and other considerations in respect of a possible transaction.  Counsel to Vector Capital outlined the decision points Vector Capital perceived in respect of whether to proceed with a potential transaction, and reiterated Vector Capital’s desire for an orderly and transparent process with open communications.  In that regard, counsel to Vector Capital proposed to deliver draft tender offer materials, including a draft offer to purchase, to counsel to the Designated Directors and the Company in advance of any decision by Vector Capital so that the Designated Directors and the Company could evaluate the structure and other terms of a possible transaction.  Subsequent to the call, counsel to Vector Capital delivered to counsel to the Designated Directors and the Company a working draft of the Offer to Purchase, which did not include any indication of Offer price.

On October 23, 2009, counsel to Vector Capital and the Designated Directors spoke to discuss next steps for a possible transaction and to discuss alternatives under consideration for anticipating and addressing a potential covenant default under the Company’s credit facility, as well as how such plans might be affected by a potential offer by Vector Capital.

Also on October 23, 2009, after close of markets, Mr. Mehta called Mr. Tissenbaum to discuss indicative pricing for a potential offer.  Mr. Mehta said Vector Capital was considering making an offer at a price of approximately $3.35 in cash per share, but that the actual price Vector Capital could offer was subject to completion of its due diligence analysis and approval by Vector Capital’s investment committee.

On October 26, 2009, counsel to the Designated Directors spoke with counsel to Vector Capital and indicated that Genuity Capital Markets would not be in a position to give financial advice to the Designated Directors until the following day.  The Designated Directors’ counsel also indicated that their clients had certain concerns about some of the terms and conditions set forth in the working draft of the Offer to Purchase distributed in the prior week.

Later in the day on October 26, 2009, by notice to Vector Capital in accordance with the confidentiality and standstill agreement, the Designated Directors extended the standstill period in the agreement to 12:01 p.m. on Wednesday, October 28, 2009.

Late in the evening on October 26, 2009, counsel to the Designated Directors sent counsel to Vector Capital a revised version of the draft Offer to Purchase, requesting numerous changes, including limitations on Vector Capital's ability to amend the terms and conditions of the Offer and narrowing substantially Vector Capital's proposed conditions to the Offer.

During the day on October 27, 2009, counsel to Vector Capital sent to counsel to the Designated Directors a revised draft of the Offer to Purchase, accepting a substantial majority of the changes requested by the Designated Directors.  Also during that day, Vector Capital was advised that the Designated Directors would meet with their counsel and Genuity Capital Markets at 8:30 p.m., Eastern time.

In the evening on October 27, 2009, Vector Capital was contacted by Genuity Capital Markets, who said that the Designated Directors did not wish to remain neutral with respect to the proposed Offer, but instead preferred to recommend either for or against shareholders tendering into the Offer.  Genuity Capital Markets further advised Vector Capital that at a price of $5.00 per share, the Designated Directors would recommend in favor of the Offer.  Vector Capital indicated that it did not foresee being in a position to Offer a price that high under any circumstances. Separately, counsel to the Designated Directors called counsel to Vector Capital to advise that the Designated Directors had instructed them to deliver notice to Vector Capital extending the standstill period. Counsel to Vector Capital requested that such notice be delayed briefly pending the opportunity for the parties to have further discussions.

Later in the evening on October 27, 2009, Vector Capital contacted Genuity Capital Markets to further discuss the status of the proposal. Vector Capital reminded Genuity Capital Markets of the Company’s limited cash on hand and its need to address credit facility covenant compliance in the near term.  Vector noted that it was prepared to take on these risks and offer the Company’s minority shareholders immediate liquidity. Vector Capital indicated that it felt its offer was fair to the Company's minority shareholders, and that it believed the Designated Directors should allow Vector Capital the opportunity to commence the offer and let the shareholders decide whether to accept the offer.  Vector Capital reiterated that it could not foresee being in a position the offer a price close to $5.00 per share, and that as such, Vector Capital did not believe it was in the interest of the minority shareholders for the Designated Directors to prolong discussions, but instead would unnecessarily delay the ability to complete a transaction and thereby increase the risks to the Company, including the risks that the Company would violate its debt covenants without an easily attainable cure.  Vector Capital advised that if the Designated Directors would allow the standstill to expire and Vector Capital to commence its Offer on October 28, 2009, then Vector Capital would offer $3.50 per share.  Vector Capital noted that if the process were delayed, it would be forced to revaluate its Offer and that it could not assure the Designated Directors that it would be able to offer any price higher than its initial indication of $3.35, if at all.

On the morning of October 28, 2009, Genuity Capital Markets advised Vector Capital that the Designated Directors had elected not to extend the standstill period.  The Designated Directors further advised Vector Capital that at a price of $4.00 per share, the Designated Directors were prepared to take a neutral position with respect to the Offer, but at any price less than $4.00 per share the Designated Directors would not  take any immediate position with respect to the Offer.  Instead, the Designated Directors would disclose whatever position it ultimately takes in the manner and within the timeframe required under applicable securities laws.

Also on the morning of October 28, 2009, counsel to Vector Capital, counsel to the Designated Directors and counsel to the Company discussed certain remaining questions and concerns with respect to the draft Offer to Purchase and changes were made in attempt to address these questions and concerns.

Later that morning, Vector Capital advised Genuity Capital Markets that shortly after the close of markets that day, the Purchaser would announce and commence the Offer at a price of $3.50 per share.

2.	Purpose of and Reasons for the Offer; Plans for the Company after the Offer and the Second-Step Acquisition.

Purpose of and Reasons for the Offer. The purpose of the Offer is for us to increase our ownership of the Shares from the current level of approximately 68.3% to 100% of the outstanding Shares. We intend to acquire for cash as many Shares as possible not already owned by us or our affiliates as a first step in acquiring the entire equity interest in the Company. If the Offer is successful, we will acquire any Shares not tendered in the Offer by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction, in each case for cash consideration per Share equal in value to the Offer Price.

We believe that the decline in revenue that the Company has experienced is a result of numerous factors, including, among others, disruption and recession in the principal economies where the Company markets its products, gains by the Company’s competitors in acquiring market share and failure by the Company to timely or successfully introduce new products and new versions of existing products.  However, we also believe the Company’s core products and strategy address a significant market opportunity. To achieve market acceptance of its products, revenue growth and long-term profitability, we believe the Company will be required to invest substantially in updating its existing products and introducing new products while at the same time ensuring that its cost structure is aligned with its revenue expectations.  This transition will require time and may not prove successful, and we believe the continuing costs of being a public company impede the Company’s ability to successfully accomplish these goals. As evidenced by the Company’s actions to prepay principal on its credit facility to maintain debt covenant compliance in fiscal 2009, the Company is likely to continue to require additional capital as it undertakes this transition. In addition, we believe that to re-establish market leadership, the Company will need to undertake acquisitions to consolidate its currently fragmented market, although we do not currently have any arrangement, understanding or plans with respect to any specific acquisitions. We do not believe that the Shares presently represent an attractive currency for completing such acquisitions and, as such, we believe that executing such a consolidation strategy may require a substantial amount of additional cash. Finally, we believe that substantial additional capital will be required to maintain compliance with the Company’s credit facility, and that failure to maintain compliance will result in even greater capital requirements. We believe that the Company’s ability to obtain additional capital on reasonable terms, if at all, is limited so long as it remains publicly traded. If our offer is successful and the Company becomes private, we will have substantially greater flexibility to invest in the Company to support it through its present transition. There can be no assurance that the Company will successfully manage this transition, and it could fail. While in our view there is substantial uncertainty regarding the Company’s prospects and the general economy as well as a need for restructuring of the Company, if the Offer and the Second-Step Acquisition are successful, we would bear all of these risks.

For these and other reasons, we have concluded that this is the appropriate time to pursue the acquisition of the Company. We believe that proceeding with the Offer at this time will afford the Company’s shareholders who are unaffiliated with us the ability to dispose of their Shares at a premium over the market price at the time that we announced the Offer.

In structuring the transaction as a tender offer followed by a second-step acquisition, we have considered, among other things, the following:

•	No separate approval of the Company Board or the Designated Directors is required for the Offer, as the Offer is being made directly to the Company’s shareholders.

•	A tender offer followed by a second-step acquisition transaction is a typical means of effecting a going-private transaction.

•	The structure of the transaction provides all of the Company’s shareholders unaffiliated with us with the opportunity to participate in the Offer.

•
Those shareholders of the Company who elect not to tender their Shares in the Offer will receive the same consideration in the Second-Step Acquisition that we pay in the Offer, subject to a right to dissent from such transaction and demand payment of the fair value of their Shares under Canadian law. If the statutory procedures are complied with, this right could lead to judicial determination of fair value required to be paid (which could be more or less than the Offer Price) to such dissenting shareholder for their Shares.

Plans for the Company After the Offer and the Second-Step Acquisition. In connection with the Offer and the Second-Step Acquisition, we expect to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Offer and the Second-Step Acquisition in order to best organize the activities of the Company. In particular, following the Offer and the Second-Step Acquisition, we plan to change the Company Board by electing persons as directors of the Company who likely will be employees or officers of the Purchaser or its affiliates, and may also consider material changes in the present dividend policy, indebtedness and capitalization of the Company and may consider pursuing acquisition opportunities through the Company. In addition, we may take actions to achieve potential scale efficiencies. We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient in light of our review or of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, articles of incorporation, capitalization (whether arising from refinancing or otherwise), management or dividend policy.

We believe that the employees of the Company are a crucial asset to the business and operations of the Company and wish to minimize any concerns that the Company’s employees may have regarding the Offer and the Second-Step Acquisition. We understand that it will be necessary to incentivize the Company’s employees to remain with the Company following the completion of the Offer and the Second-Step Acquisition. We also intend to work with the Company’s management to minimize disruption to the Company’s workforce.

Except as otherwise described in this Offer to Purchase, we have no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger (other than the Second-

Step Acquisition), reorganization or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) a material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Company Board or to change any material term of the employment contract of any executive officer; or (v) any other material change in the Company’s corporate structure or business.

As a result of the Offer, our direct and indirect interest in the Company’s net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of the Second-Step Acquisition, our indirect interest in such items will increase to 100%, and we will be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, we will also bear the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the Second-Step Acquisition. Upon completion of the Second-Step Acquisition, the Company will become a privately held corporation. Accordingly, present shareholders other than us will not have the opportunity to participate in the earnings and growth of the Company after the Second-Step Acquisition and will not have any right to vote on corporate matters. Similarly, present shareholders other than us will not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the Second-Step Acquisition.

3.	Position of the Purchaser Regarding Fairness of the Offer and the Second-Step Acquisition.

The rules of the SEC require the Purchaser to express its belief as to the fairness of the Offer and the Second-Step Acquisition to shareholders of the Company who are not affiliated with the Purchaser.

The Purchaser believes that the consideration per Share to be received by the Company’s shareholders (other than the Purchaser) pursuant to the Offer and the Second-Step Acquisition is fair to such shareholders. The Purchaser bases its belief on the following factors, each of which, in its judgment, supports its views as to the fairness of the Offer and the Second-Step Acquisition:

•
The Offer provides the Company’s shareholders an opportunity to realize value for their shares in excess of the prevailing market price.  The Offer Price represents a premium of approximately 10.1% to the closing price of the Shares on The Nasdaq Stock Market (the “Nasdaq”) on October 27, 2009, the last trading day prior to the date on which we announced the Offer, and 24.3% to the 12-month average closing price of the Shares on the Nasdaq. The average daily trading volume in the Company’s Shares over the past 12 months was 19,627 shares. Given the illiquidity of the Company’s Shares, the Purchaser believes the Offer constitutes a substantial premium to the value shareholders could realize through open market sales in any volume.

•
The Offer Price properly reflects the fact that the Purchaser and its affiliates already own a majority of the outstanding Shares and, accordingly, the Offer and the Second-Step Acquisition do not involve a change of control. As a result, the Offer Price should not be expected to, and does not, reflect a control premium.

•	The Offer Price is all cash, which eliminates uncertainties in valuing the consideration.

•
The Purchaser is not willing to sell its stake in the Company to a third party or consider a transaction that would allow the Company to merge with or be acquired by an entity unaffiliated with the Purchaser.  Given the Purchaser’s ownership of approximately 68.3% of the outstanding Shares of the Company, there is no possibility of the acquisition of control by another party without the Purchaser’s willingness to participate.

•
Following the successful completion of the Offer and a Second-Step Acquisition, the Company’s shareholders unaffiliated with the Purchaser will not face the risk of losses generated by the Company’s operations or decline in the value of the Company.

In addition, the Purchaser believes that the Offer and the Second-Step Acquisition are procedurally fair to shareholders of the Company who are not affiliated with the Purchaser, based on the following factors:

•
The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of Shares representing at least a majority of the aggregate number of outstanding Shares (calculated on a fully-diluted basis as of the date the Shares are accepted for payment pursuant to the Offer) not beneficially owned by the Purchaser and its affiliates, and the votes attaching to which shall be qualified to be included as votes in favor of any Subsequent Acquisition Transaction in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof. This condition is not waivable. The Purchaser believes that the Company’s shareholders unaffiliated with the Purchaser are therefore able to evaluate the terms of the Offer and their fairness without coercion and on an informed basis, thereby providing meaningful procedural protections for the Company’s shareholders.

•	Each of the Company’s shareholders will be able to decide voluntarily whether or not to tender such shareholder’s Shares in the Offer.

•
Shareholders who do not tender their Shares in the Offer will have the right under a Second-Step Acquisition to dissent and demand payment of the fair value of their Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid (which may be more or less than the Offer Price) to such dissenting shareholders for their Shares.

•
The Company Board mandated the Designated Directors to act on behalf of the Company Board for the benefit of minority shareholders in considering and evaluating the Purchaser’s proposal to acquire all of the outstanding Shares not owned by the Purchaser and its affiliates.

The Purchaser also considered the following factors, each of which it considered negative in its deliberations concerning the fairness of the terms of the Offer and the Second-Step Acquisition:

•
Following the successful completion of the Offer and a Second-Step Acquisition, the Company’s shareholders unaffiliated with the Purchaser would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings of the Company.

•
As to the Offer Price, the financial interests of the Purchaser are adverse to the financial interests of the Company’s shareholders unaffiliated with the Purchaser. In addition, officers and directors of the Company have actual or potential conflicts of interest in connection with the Offer and the Transaction described below under “Special Factors—Section 12—Interests of Certain Persons in the Offer and the Transaction.”

•	The tender of Shares and receipt of the Offer Price in cash by the Company’s shareholders unaffiliated with the Purchaser is generally taxable to such shareholders.

The Purchaser did not find it practicable to assign, nor did the Purchaser assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In reaching its conclusion as to fairness, the Purchaser did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern. In addition, the liquidation of the Company’s assets was not considered to be a viable course of action based on the Purchaser’s desire for the Company to continue to conduct its business as a subsidiary of the Purchaser. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares, and the Purchaser believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated shareholders. Further, the Purchaser did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per Share as of August 31, 2009, calculated by dividing shareholders’ equity (deficit) by the number of Shares outstanding, was $(0.39).

Except as discussed above in “Special Factors—Section 1—Background of the Offer; Past Contacts or Negotiations with the Company”, the Purchaser is not aware of any firm offers made for the Company during the past two years and in any event has no intention of selling the Shares owned by it, and therefore did not consider any such offers in reaching their conclusion as to fairness.

The Purchaser’s consideration of the factors described above reflects its assessment of the fairness of the Offer Price to the Company’s unaffiliated shareholders in relation to the going concern value of the Company on a stand-alone basis.

The foregoing discussion of the information and factors considered and given weight by the Purchaser is not intended to be exhaustive, but includes the factors considered by the Purchaser that the Purchaser believes to be material. The Purchaser’s views as to the fairness of the Offer to shareholders of the Company should not be construed as a recommendation to any shareholder as to whether that shareholder should tender such shareholder’s Shares in the Offer.

4.	Company Financial Projections.

Certain Projections. The Company does not as a matter of course make detailed public projections as to future operating performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates.  However, in connection with the due diligence review of the Company by the Purchaser, the Company provided to the Purchaser non-public internal financial forecasts and certain other information regarding the Company’s anticipated future operations for the fourth quarter of fiscal 2009 and for fiscal 2010 and other matters.  A summary of this information is set forth below.

The internal financial forecasts and other forward-looking information were prepared by management of the Company and have not been approved by the Company Board.  The internal financial forecasts and other forward-looking information were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles.  The financial projections do not comply with generally accepted accounting principles.  In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants.  The internal financial forecasts and other forward-looking information were prepared by employees of the Company without the assistance of the Purchaser or any of its affiliates.  The summary of these internal financial forecasts and other information is not being included in this Offer to Purchase to influence your decision whether to tender your shares in the Offer, but because these internal financial forecasts were made available by the Company to the Purchaser.

These internal financial forecasts and other information were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company and its management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, the potential failure of the Company to develop competitive products; factors affecting pricing; fluctuations in demand and revenues; factors affecting operating expenses and potential unanticipated charges; the failure to retain key management and technical personnel of the Company; risks associated with pending or any future litigation; risks related to the Company’s ability to maintain compliance with the covenants in its credit facility; adverse reactions to the Offer by customers, suppliers and strategic partners and other risks and uncertainties described in the Company’s report on Form 10-K filed with the SEC for the fiscal year ended November 30, 2008 and the Company’s report on Form 10-Q for the period ended August 31, 2009. In addition, the internal financial forecasts and other information may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions upon which the financial forecasts and other information were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and conditions in the information technology and software markets, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company and its management. The internal financial forecasts and other information also reflect assumptions as to certain business decisions that are subject to change.

Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown.  The inclusion of these internal financial forecasts and other information in this Offer to Purchase should not be regarded as an indication that any of the Purchaser, the Company or their respective affiliates, advisors officers, directors, partners, members or representatives considered or consider the internal financial forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such.  None of the Purchaser, the Company or their respective affiliates, advisors, officers, directors, partners, members or representatives can give you any assurance that actual results will not differ from these projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Neither the Purchaser nor any of its affiliates, nor to the knowledge of the Purchaser, the Company, intends to make publicly available any update or other revisions to these projections.  None of the Purchaser, the Company or any of their respective affiliates, advisors, officers, directors, partners, members or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of the Company compared to the information contained in these projections or that the projections will be achieved. The Company has made no representation to the Purchaser or any of its affiliates concerning these projections.

	Three Months Ending November 30, 2009	Six Months Ending November 30, 2009(1)
	(projected) (in thousands of U.S. dollars)
Revenue
Digital Media	25,695	46,078
Graphics and Productivity	28,657	55,656
Total Revenue	54,352	101,734

Cost of Sales	14,186	(26,911)
Gross Profit	40,166	74,823

Operating Expenses(2)
Sales	4,400	8,534
Marketing	9,423	16,450
R&D	7,452	13,063
G&A	8,625	16,002
Profit Sharing	200	905
Total Operating Expenses	30,100	54,953

EBITDA(3)	10,066	19,870

Foreign Exchange/Other (Income)/Expense	-	161
Adjusted EBITDA(4)	10,066	19,709

(1)	Projected results for the six months ending November 30, 2009 include actual results for the three months ended August 31, 2009 and projected results for the three months ending November 30, 2009.
(2)	Operating expenses exclude non-cash stock-based compensation expense, restructuring charges, depreciation and amortization and expenses associated with evaluation of strategic alternatives.
(3)
EBITDA consists of earnings before interest, taxes, depreciation and amortization, and also excludes non-cash stock-based compensation expense, restructuring charges and expenses associated with the evaluation of strategic alternatives.  This calculation is a measure that management uses in managing the Company’s business, but is not the same as the calculation of EBITDA provided for in the Company’s credit facility.

(4)	Adjusted EBITDA represents EBITDA, as defined above, less Foreign Exchange/Other (Income)/Expense.

Credit Facility.  In addition to the information summarized above, the Company provided projections to the Purchaser regarding the Company’s compliance with fixed charge coverage ratio and total leverage ratio at November 30, 2009 under its senior credit facility.

The fixed charge coverage ratio is defined in the credit facility as the ratio of (a) consolidated EBITDA for the period of four consecutive fiscal quarters then ending, to (b) the sum of (i) consolidated interest expense during such four consecutive fiscal quarter period excluding any interest which according to its terms is not required to be paid in cash, (ii) scheduled repayments of principal of indebtedness for such four consecutive fiscal quarter period whether or not actually paid during such period, (iii) capital expenditures during such four consecutive fiscal quarter period, and (iv) amounts in respect of cash taxes arising during such four consecutive fiscal quarter period actually paid during such period.  At November 30, 2009, the fixed charge ratio required for compliance with the credit facility is at least 2.00:1, and the Company projects that at November 30, 2009 its fixed charge coverage ratio will be 2.24:1.

The total leverage ratio is defined as the ratio of the Company’s total debt to the trailing twelve month consolidated EBITDA at the measurement date.  At November 30, 2009, the leverage ratio required for compliance with the credit facility is no more than 2.75:1.  Absent any prepayment of debt or other actions with respect to the credit facility, the Company projects that it will not be in compliance with the leverage ratio at November 30, 2009.  The Company has a number of options for addressing the potential failure to comply with the leverage ratio.  For example, management projected that if the Company prepays $15 million in principal during the fourth quarter, which management estimated the company has the ability to do, then the Company’s total leverage ratio would be 2.64:1 at November 30, 2009.  However, the Company projected that a prepayment of $15 million in principal during the fourth quarter would result in closing cash at the end of the fourth quarter of $8.6 million, which is below what the Company considers sufficient minimum cash and working capital to support the business.  Additionally, unforeseen expenses not forecasted in the fourth quarter of 2009, such as transaction costs associated with the evaluation of strategic alternatives, settlement of outstanding litigation and restructuring expenses, if any, may cause the Company to fail its total leverage ratio even if the Company does make a $15 million prepayment of principal.  As an alternative to paying down principal, the Company is exploring the possibility of seeking an amendment to or waiver under the credit facility with respect to the leverage ratio.  In addition, the Company may seek to raise additional equity financing, the proceeds of which may be counted as additional EBITDA for purposes of the credit facility under certain circumstances.

FY 2010 Planning.  The Company indicated to Vector Capital that it had not yet prepared financial projections for 2010.  However, the Company indicated that for planning purposes it would assume that (i) WinDVD revenues would decline compared to FY 2009, (ii) that non-WinDVD revenues would increase 6-12% compared to FY 2009 and (iii) that operating expenses, excluding non-cash items and extraordinary charges, would remain flat with FY 2009.  Based on these assumptions, the Company expected to project EBITDA to be flat compared to FY 2009.

5.	Acquisition of Shares Not Tendered in the Offer; Dissenters’ Rights.

If the Purchaser accepts and pays for Shares tendered in the Offer, it will enter into one or more transactions to enable the Purchaser or an affiliate of the Purchaser to acquire all Shares not acquired pursuant to the Offer.

Compulsory Acquisition.

If, within 120 days after the date of the Offer, the Offer is accepted by shareholders holding not less than 90% of the Shares on a fully diluted basis (as required under Canadian law), other than any Shares held at the date of the Offer by or on behalf of the Purchaser or an affiliate or associate (as such terms are defined in the Canada Business Corporations Act (the “Act”)) of the Purchaser, then the Purchaser will acquire the Shares not tendered in the Offer on the same terms as the Shares acquired under the Offer either pursuant to the provisions of section 206 of the Act (a “Compulsory Acquisition”) or pursuant to a Subsequent Acquisition Transaction.

To exercise its statutory right of Compulsory Acquisition, the Purchaser must give notice (the “Purchaser’s Notice”) to each shareholder who did not accept the Offer (and each person who subsequently acquires any such Shares) (in each case, a “Dissenting Offeree”) and the Director under the Act of such proposed acquisition within 60 days after the date of termination of the Offer and in any event within 180 days following the date of the Offer. Within 20 days after having given the Purchaser’s Notice, the Purchaser must pay or transfer to the Company the consideration it would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Purchaser’s Notice, each Dissenting Offeree must send the certificates evidencing the Shares held by such Dissenting Offeree to the Company and must elect either to transfer such Shares to the Purchaser on the terms on which the Purchaser acquired Shares under the Offer or to demand payment of the fair value of the Shares by so notifying the Purchaser. If the Dissenting Offeree fails to notify the Purchaser within the 20-day period, the Dissenting Offeree will be deemed to have elected to transfer its Shares to the Purchaser on the same terms on which the Purchaser acquired the Shares under the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of its Shares, the Purchaser may apply to a court having jurisdiction to hear the application to fix the fair value of the Shares of that Dissenting Offeree. If the Purchaser fails to apply to such court within 20 days after it made the payment or transferred the consideration to the Company, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If no such application is made by the Dissenting Offeree or the Purchaser within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Shares to the Purchaser on the same terms on which the Purchaser acquired Shares from the shareholders who accepted the Offer. Any judicial determination of the fair value of the Shares could be more or less than the amount of the Offer consideration per Share paid pursuant to the Offer.

The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to the Purchaser. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of section 206 of the Act. Shareholders should refer to section 206 of the Act for the full text of the relevant statutory provisions. The provisions of section 206 of the Act are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206 of the Act should consult their legal advisors.

Compelled Acquisition.

If a shareholder does not receive the Purchaser’s Notice, the shareholder may, within 90 days after the date of the termination of the Offer, or if the shareholder did not receive the Offer, within 90 days of the later of the date of termination of the Offer and the date on which the shareholder learns of the Offer, require the Purchaser to acquire the shareholder’s Shares on the terms of the Offer (a “Compelled Acquisition”).

The foregoing is only a summary of the statutory right of Compelled Acquisition that may become available to a shareholder. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of section 206.1 of the Act. Shareholders should refer to section 206.1 of the Act for the full text of the relevant statutory provisions. The provisions of section 206.1 of the Act are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206.1 of the Act should consult their legal advisors.

Subsequent Acquisition Transaction.

If the Purchaser accepts and pays for Shares validly tendered in the Offer and the statutory right of Compulsory Acquisition described above is not available for any reason or the Purchaser determines not to exercise such right, the Purchaser will take such action as is necessary, including causing a special meeting of shareholders to be called to consider an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving the Company and the Purchaser, or an affiliate of the Purchaser, for the purpose of enabling the Purchaser or one of its affiliates to acquire all the Shares not acquired pursuant to the Offer for consideration per share equal in value to and in the same form as the consideration payable to shareholders pursuant to the Offer. Under such a Subsequent Acquisition Transaction, the Company may continue as a separate subsidiary of the Purchaser following the completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Shares acquired pursuant to the Offer. If the Majority of the Minority Condition is satisfied and the Purchaser accepts and pays for the Shares tendered under the Offer, the Purchaser will effect a Subsequent Acquisition Transaction, and will own sufficient Shares to effect such transaction.

Without limiting or foreclosing the transaction structures available to the Purchaser in connection with the implementation of a Subsequent Acquisition Transaction, it is currently anticipated that if the statutory right of Compulsory Acquisition is not available for any reason or the Purchaser determines not to exercise such right, the

Purchaser would effect a Subsequent Acquisition Transaction by way of a consolidation of all the Company's issued and outstanding Shares. A consolidation would be effected upon the filing of articles of amendment and the issuance of a certificate of amendment of the Company. Pursuant to a consolidation, each shareholder would be entitled to receive one new common share based on a consolidation ratio to be determined by the Purchaser following completion of the Offer. No fractional new common shares would be issued. Accordingly, shareholders who do not hold sufficient Shares to qualify for the issuance of new common shares pursuant to the consolidation would receive cash consideration equal to the Offer Price in respect of each pre-consolidation share held in lieu of any fractional shares otherwise issuable as a result of the consolidation. If implemented, the Purchaser expects that the Purchaser or its affiliates would become, directly or indirectly, the sole shareholders of the Company. The actual timing and implementation of a consolidation will be determined by the Purchaser following completion of the Offer.

A Subsequent Acquisition Transaction described above may constitute a "business combination" within the meaning of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("Multilateral Instrument 61-101"). Under Multilateral Instrument 61-101, subject to certain exceptions, a Subsequent Acquisition Transaction may constitute a business combination if it would result in the interest of a holder of the Shares being terminated without such holder's consent, regardless of whether the Shares are replaced with another security. The Purchaser expects that any Subsequent Acquisition Transaction relating to the Shares will be a “business combination” under Multilateral Instrument 61-101. In certain circumstances, the provisions of Multilateral Instrument 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”.  The Purchaser is a “related party” of the Company for the purposes of Multilateral Instrument 61-101. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with Multilateral Instrument 61-101 or an exemption therefrom, the “related party transaction” provisions therein will not apply to such transaction. The Purchaser will carry out any such Subsequent Acquisition Transaction in accordance with Multilateral Instrument 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of Multilateral Instrument 61-101 will not apply to such Subsequent Acquisition Transaction.

Multilateral Instrument 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Purchaser will rely on available exemptions (or, if such exemptions are not available, discretionary relief pursuant to Multilateral Instrument 61-101 exempting the Company and the Purchaser or one or more of its affiliates, as appropriate) from the valuation requirements of Multilateral Instrument 61-101. An exemption is available under Multilateral Instrument 61-101 for certain business combinations completed within 120 days after the expiry of a take-over bid provided that the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering securityholders were entitled to receive in the take-over bid and provided that certain disclosure is provided in the take-over bid disclosure documents (and which disclosure has been included in the Offer to Purchase). The Purchaser has applied for and obtained discretionary relief from the Ontario Securities Commission exempting the Purchaser from the valuation requirements otherwise applicable to a Subsequent Acquisition Transaction that is also a “business combination” within the meaning of Multilateral Instrument 61-101.

Depending on the nature and terms of the Subsequent Acquisition Transaction and the Company’s constating documents, the Purchaser expects that the provisions of the Act will require the approval of 66⅔% of the votes cast by holders of the outstanding Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. Multilateral Instrument 61-101 would also require that, in addition to any other required securityholder approval, in order to complete a business combination, the approval of a simple majority of votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities. If, however, following the Offer, the Purchaser beneficially owns, in the aggregate, 90% or more of the Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval will not apply to the transaction if a statutory dissent and appraisal right or substantially equivalent right is made available to minority shareholders.

In relation to any Subsequent Acquisition Transaction, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities, all shareholders other than the Purchaser, an “interested party” (within the meaning of Multilateral Instrument 61-101), a “related party” of the Purchaser or any other “interested party”, unless the related party meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested parties” nor “issuer insiders” (in each case within the meaning of Multilateral Instrument 61-101) of the issuer, and any “joint actor” (within the meaning of Multilateral Instrument 61-101) with any of the foregoing persons. Multilateral Instrument 61-101 also provides that the Purchaser may treat the Shares acquired under the Offer as “minority” Shares and vote them, or to consider them voted, in favour of such business combination if, among other things, (a) the business combination is completed not later than 120 days after the Expiration Date; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; (c) certain disclosure is provided in the take-over bid disclosure documents (and which disclosure is provided herein); and (d) the shareholder who tendered such Shares in the Offer was not (i) a “joint actor” (within the meaning of Multilateral Instrument 61-101) with the Purchaser in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of Multilateral Instrument 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of Multilateral Instrument 61-101) or consideration per Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of the Shares. The consideration offered per Share under any Subsequent Acquisition Transaction will be equal in value to and in the same form as the consideration paid to shareholders under the Offer. The Subsequent Acquisition Transaction will be completed no later than 120 days after the expiry of the Offer. The Purchaser will cause any Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by Multilateral Instrument 61-101, to be counted as part of any minority approval required in connection with any such transaction.

Any such Subsequent Acquisition Transaction may also result in shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such dissenting shareholder for its Shares. The fair value so determined could be more or less than the amount paid per Share pursuant to such transaction or pursuant to the Offer.

The Canadian tax consequences to a shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such shareholder of accepting the Offer. See “The Offer—Section 6—Certain Canadian Federal Income Tax Considerations”. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving the Company will necessarily depend on a variety of factors, including the number of Shares acquired pursuant to the Offer.

6.	Possible Effects of the Offer and the Second-Step Acquisition on the Market for the Shares; Nasdaq and TSX Listing; Registration under the Exchange Act.

If, as a result of the Offer and the Second-Step Acquisition, the number of shareholders of the Company is sufficiently reduced, the Company may become eligible for termination of registration under applicable U.S. securities laws. Under the rules and the regulations of the Nasdaq and the Toronto Stock Exchange (the “TSX”), consummation of the Offer and/or a Compulsory Acquisition or a Subsequent Acquisition Transaction could also lead to the delisting of the Company’s shares on the Nasdaq and the TSX. To the extent permitted by applicable law, we intend to delist the Shares from the Nasdaq and the TSX and to cause the Company to cease to be a public company. Consequently, the Company would no longer legally be required to disclose publicly the information which it now must provide under the Exchange Act and applicable Canadian securities laws or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act and applicable Canadian securities laws.

7.	Conduct of the Company’s Business if the Offer is not Completed.

If the Offer is not completed because the Majority of the Minority Condition is not satisfied or because another condition is not satisfied or waived, the Purchaser will re-evaluate its strategy with respect to the Company. In particular, the Purchaser may consider, among other things:

•
not purchasing any additional Shares at this time, in which case the Company’s shareholders unaffiliated with the Purchaser would bear the risk that the trading price per Share could decline to a price that is less than the Offer Price;

•	engaging in open market or privately negotiated purchases of Shares to increase the Purchaser’s aggregate ownership of the Shares;

•	seeking to negotiate a business combination with the Company, which would require the approval of the Company Board, and the affirmative vote of holders of a majority of the outstanding Shares; and/or

•	seeking a more active role in overseeing the management and policies of the Company.

If the Purchaser were to pursue any of these alternatives, it might take considerably longer for the public shareholders of the Company to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction could result in proceeds per Share to the public shareholders of the Company that are more or less than, or the same as, the Offer Price or could result in the trading price of the common shares of the Company to increase, decrease or be unchanged.

8.	Rule 13e-3.

Because the Purchaser is an affiliate of the Company, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer and the Second-Step Acquisition and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Offer and the Second-Step Acquisition. The Purchaser has provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act. If the purchase of Shares pursuant to the Offer results in fewer than 300 holders of record of Shares, the Purchaser intends to file a Form 15 to evidence the termination of the Company’s duty to file reports pursuant to Section 15(d) of the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met.

9.	Transactions and Arrangements Concerning the Shares.

Except as set forth above under the “Introduction,” or on Schedule B hereto, neither the Purchaser nor, to the best of their knowledge, any person listed in Schedule A hereto or any associate or majority owned subsidiary of any of the foregoing, beneficially owns any Shares.

Other than as set forth on Schedule B hereto or as may have been issued by any pension, profit-sharing, compensation or similar plan of the Company, no transactions in the Shares have been effected during the past 60 days by the Purchaser or, to the best of their knowledge, any associate or controlled subsidiary of the Purchaser, the Company or any person listed in Schedule A hereto.

As of the date hereof, after reasonable inquiry, the Purchaser does not know whether any executive officer or director of the Company unaffiliated with the Purchaser intends to tender Shares owned by him or her pursuant to the Offer. To the best of the Purchaser’s knowledge after reasonable inquiry, none of the Company or its executive officers, directors or affiliates (other than the Purchaser) has made any public recommendation with respect to the Offer.

10.	Related Party Transactions.

In connection with certain transaction advisory work performed on the Company’s behalf, the Company paid Vector Capital transaction fees and reimbursements for expenses of approximately $404,000 in fiscal 2008. In addition, the Company paid $75,000 of director fees to each of Messrs. Slusky and Mehta, principals of Vector Capital. Payments to Vector Capital made in fiscal 2008 were made pursuant to the Expense Reimbursement Agreement (incorporated by reference as exhibit 10.16 to the Company’s annual report on Form 10-K for the fiscal year ended November 30, 2008).

11.	Interests of Certain Persons in the Offer.

Financial Interests. The financial interests of the Purchaser with regard to the Offer Price are generally adverse to the financial interests of the shareholders being asked to tender their Shares.

Executive Officers and Directors of the Company. The shareholders being asked to tender their Shares should be aware that the executive officers and certain directors of the Company have interests in connection with the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction that present them with actual or potential conflicts of interest, which are described in the Schedule 14D-9 to be filed by the Company with the SEC.

Treatment of Options. Certain officers and directors of the Company, like many other employees of the Company, hold vested stock options, which may be exercised in accordance with their terms, and the Shares acquired thereby may be tendered in the Offer. Following the Offer, as part of any Compulsory Acquisition or Subsequent Acquisition Transaction, all options, including those held by the officers and directors of the Company, to acquire Shares outstanding immediately prior to the effective time of such transaction, whether or not fully vested and exercisable at the effective time of such transaction, will be cancelled and each holder of an option will be entitled to receive a cash amount (subject to applicable withholding taxes) equal to the excess, if any, of the per Share amount paid in the Compulsory Acquisition or Subsequent Acquisition Transaction over the per Share exercise price of such option multiplied by the number of Shares issuable upon exercise of such option. The right to receive the cash payment upon the cancellation of such options will be subject to the prior execution of all necessary written consents and releases as determined by the Purchaser.

However, in July through October 2009, the officers and certain other employees of the Company were granted options to purchase shares at a weighted average exercise price of approximately $2.27 per share, of which an aggregate of approximately 4,318,871 options remain outstanding. Unlike the Company's other options, these options will not be cashed out, but are expected to be assumed and become options to purchase shares of the resulting privately held entity. These options that will be assumed rather than cashed out include the following number of options held by the following officers of the Company:

•	Kris Hagerman, 1,887,708 options

•	Joseph Roberts, 314,618 options

•	Nicholas Davies, 157,309 options

•	Amanda Bedborough, 314,618 options

•	Kevin Thornton, 75,000 options

•	Kazuo Sakai, 100,000 options

•	Graham Brown, 75,000 options

•	Jeremy Liang, 85,000 options

•	Shawn Cadeau, 75,000 options

•	Eleanor Lacey, 100,000 options

•	Tom Berquist, 314,618 options

Employment Agreements. Based on publicly available information, the Company has entered into agreements with its executive officers that would provide severance benefits if the executive officer is terminated under specified circumstances, as follows:

Kris Hagerman.  In the event that Mr. Hagerman’s employment by the Company is terminated without cause, he is entitled to severance compensation equal to 12 months’ base salary plus a pro rata portion of the incentive compensation for the balance of the fiscal year (assuming 100% achievement), as well as 12 months’ additional medical benefits coverage.

Thomas Berquist.  In the event that Mr. Berquist’s employment by the Company is terminated without cause (or if he is required to relocate), he is entitled to severance compensation equal to one month of base salary and medical benefits coverage for each full year of employment, subject to a minimum of six months’ base salary and medical benefits coverage and a maximum of 12 months’ base salary and medical benefits coverage, as well as his annual incentive payment in accordance with the terms of the annual incentive plan.

Amanda Bedborough.  If the Company terminates Ms. Bedborough’s employment without cause, the Company is obligated to pay to her up to 18 months of her base salary and maintain her benefits for up to 18 months.

Kevin Thornton. If the Company terminates Mr. Thornton’s employment without cause, the Company is obligated to pay to him a lump sum of six month’s base salary plus an annual incentive payment of 100% of the target level, pro-rated for a six month period.

Designated Director Compensation. The resolutions authorizing the Designated Directors to, among other things, oversee discussions between the Purchaser, on the one hand, and the Company, on the other hand, provide for each of the Designated Directors to receive a fee of $50,000 for each fiscal quarter during the pendency of the Offer and any Second-Step Acquisition.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not withdrawn on or prior to the Expiration Date. “Expiration Date” means 12:00 Midnight, New York City time, on Wednesday, November 25, 2009, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer—Section 13—Conditions of the Offer,” which include, among other things, satisfaction of the Majority of the Minority Condition. If any condition is not satisfied, we may (i) terminate the Offer, and therefore not accept for payment or pay for any Shares, and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer—Section 4—Withdrawal Rights,” retain all such Shares until the expiration of the Offer as so extended, (iii) waive all conditions to the Offer that remain unsatisfied (other than the Majority of the Minority Condition, which is not waivable) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn on or prior to the Expiration Date or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver (where permissible) of the conditions to the Offer.

Subject to any applicable rules and regulations of the SEC, the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension, except that the period during which the Offer is open may not be extended if all of the conditions to the Offer set forth in “The Offer -- Section 13 -- Conditions of the Offer” are satisfied at the time at which it would otherwise expire. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and the right of a tendering shareholder to withdraw Shares.

Subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), the Purchaser expressly reserves the right to (i) terminate or amend the Offer if any of the conditions set forth in “The Offer—Section 13— Conditions of the Offer” has not been satisfied or (ii) waive any condition (other than the Majority of the Minority Condition, which is not waivable) or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, except that Offer may not be amended (w) to change the form of consideration to be paid for Shares pursuant to the Offer, (x) to decrease the number of Shares sought to be purchased in the Offer or (y) except as provided in the immediately preceding paragraph or the immediately succeeding paragraphs, to extend the expiration date of the Offer. Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

If we increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer (where permissible), we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view the waiver of a condition is a material change in the terms of an offer and that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders, and that if a material change approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, subject to the withdrawal rights described under the heading “The Offer—Section 4—Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are satisfied or waived (other than the Majority of the Minority Condition, which is not waivable) by us on or prior to the Expiration Date, (iii) we accept and promptly pay for all Shares validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period, provided that the Subsequent Offering Period (including extensions) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

2.	Acceptance for Payment and Payment.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn on or prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions of the Offer set forth in “The Offer—Section 13—Conditions of the Offer” relating to governmental or regulatory approvals. If we decide to provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC (including Rule 14(e)-1(c) under the Exchange Act), we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see “The Offer—Section 13—Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares validly deposited pursuant to the Offer which have not been withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to the holders of such Shares.  Under no circumstances will interest accrue or be paid by the Purchaser or the Depositary to persons depositing Shares on the purchase price for Shares purchased by the Purchaser, regardless of any delay in making such payment.  The Depositary will act as the agent of persons who have deposited Shares in acceptance of the Offer for the purpose of receiving payment form the Purchaser and transmitting payment from the Purchaser to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares.  Settlement with persons who deposit Shares will be effected by the Depositary forwarding checks payable in U.S. currency by first class insured mail, postage prepaid.

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in “The Offer—Section 3—Procedure for Tendering Shares—Book-Entry Delivery”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares—Book-Entry Delivery”)) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3—Procedure for Tendering Shares.” Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we or the Depositary pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

The Purchaser will be deemed to have taken up and accepted for payment Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Purchaser gives written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario to that effect.

If we do not accept for payment any Shares tendered pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates for such unpurchased or untendered Shares by first class, insured mail (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.	Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, to tender Shares in the Offer, either (i) the Depositary must receive on or prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary’s account at a Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (“DTC”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may deliver Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with the procedures of DTC. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation stating that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by CDS Clearing and Depository Services Inc. (“CDS”), provided that a book-entry confirmation through CDSX, the CDS on-line tendering system pursuant to which book-based transfers may be effected, is received by the Depositary at or prior to the Expiration Date. The Depositary will establish an account with respect to the Shares for purposes of the Offer at CDS within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a shareholder’s Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer. Shareholders, and their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore any book-based transfer of Shares into the Depositary’s account at CDS in accordance with CDS procedures will be considered a valid tender in accordance with the terms of the Offer.

Reference in this Offer to Purchase to “Book-Entry Transfer Facility” is a reference to either CDS or DTC, as the case may be.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a Canadian Schedule I chartered bank, a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP), or a member of the New York Stock Exchange Inc., Medallion Signature Program (MSP), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed the box labeled “Special Payment Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution..  Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority, Inc. or banks and trust companies in the United States, ( an “Eligible Institution”).  See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary on or prior to the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with the Offer to Purchase is received by the Depositary (as provided below) on or prior to the Expiration Date; and

•
the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, backup withholding may apply at the applicable rate (currently 28%) to any payments made pursuant to the Offer or a Second-Step Acquisition unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish that you are exempt from backup withholding. If you are a not a U.S. citizen or resident or a U.S. entity, you must give the Depositary a completed Form W-8BEN (or other applicable Form W-8BEN) before receipt of any payment in order to avoid backup withholding.

Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s shareholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.	Withdrawal Rights.

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after December 28, 2009.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date (or during the Subsequent Offering Period, if any) by again following any of the procedures described under the heading “The Offer—Section 3—Procedure for Tendering Shares.” If the Shares were tendered by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of the Shares.

If we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Certain U.S. Federal Income Tax Considerations for U.S. Holders.

The U.S. federal income tax discussion set forth below is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you should consult your tax advisers as to the specific tax consequences to you of the Offer, including the effects of applicable non-U.S., state, local and other tax laws. The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders (as defined below) who tender Shares pursuant to the Offer or who otherwise dispose of Shares pursuant to a Second-Step Acquisition. The following discussion does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax consequences, and may not apply to certain U.S. Holders. For example, the following discussion may not apply to you if you: acquired your Shares pursuant to the exercise of stock options or other compensation arrangements with the Company; indirectly own any Shares through an investment in a private equity fund managed by Vector Capital; do not hold your shares as a capital asset for U.S. federal income tax purposes; own, or are deemed to own, 10 percent or more of our Shares; or are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).  You should consult your tax advisers as to whether you are eligible for the benefits of the Canada-U.S. Income Tax Convention (1980) (the “Treaty”), and as to whether the Treaty would change any of the U.S. or Canadian tax consequences described herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. The term “U.S. Holder” also includes certain former citizens and residents of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Shares and partners in such partnerships are urged to consult their tax advisers as to the particular U.S. federal income tax consequences of disposing of their Shares.

Disposition of Shares.

Your sale of Shares pursuant to the Offer or a Second-Step Acquisition will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor (plus, if a Canadian tax is withheld on the disposition, as described under “Certain Canadian Federal Income Tax Considerations—Holders Not Resident In Canada—Subsequent Acquisition Transaction”, the amount of such withheld tax). Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold. Subject to the passive foreign investment company rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. If, however, you are subject to Canadian withholding tax on a disposition of Shares pursuant to a Subsequent Acquisition Transaction (as discussed under “Certain Canadian Federal Income Tax Considerations—Holders Not Resident In Canada—Subsequent Acquisition Transaction”), you should consult your tax advisers as to whether the Treaty would characterize some or all of your gain as foreign source gain to enable you to receive a foreign tax credit for the Canadian tax withheld or whether such Canadian tax would otherwise be creditable against your U.S. federal income taxes on foreign source income from other sources.

Passive Foreign Investment Company Considerations.

The Company stated in its Annual Report for the period ending November 30, 2008 that as of November 30, 2008, it believed that it was not a passive foreign investment company, but that if, for any taxable year, its passive income or assets that produce passive income exceed levels provided by U.S. law, it may be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. We have not verified or updated this analysis in any way with respect to 2008 or any other year. In addition, because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that the Company has not been or will not be a PFIC for any taxable year.

If the Company were a PFIC for any taxable year during which a U.S. Holder held its Shares, unless the U.S. Holder had made a mark-to-market election that would have resulted in alternative treatment, gain recognized upon the disposition of Shares by the U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for such Shares. The amounts allocated to the taxable year of disposition and to years before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts.

U.S. Holders should consult their tax advisers regarding whether the Company is or was a PFIC and the potential application of the PFIC rules.

Backup Withholding.

A U.S. Holder whose Shares are purchased in the Offer or pursuant to a Second-Step Acquisition may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies.  See “The Offer—Section 3—Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding.”

6.	Certain Canadian Federal Income Tax Considerations.

The following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Shares who sells Shares pursuant to this Offer or otherwise disposes of Shares pursuant to certain transactions described under the heading “Acquisition of Shares Not Tendered in the Offer; Dissenters’

Rights” and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively the “Tax Act”), (1) deals at arm’s length with the Company and the Purchaser; (2) is not affiliated with the Company or the Purchaser; and (3) holds the Shares as capital property (a “Holder”). Generally, the Shares will be capital property to a Holder provided the Holder does not hold those Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. This summary does not address all issues relevant to shareholders who acquired their Shares on the exercise of an employee stock option. Such shareholders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, and on our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, shareholders should consult their own tax advisors having regard to their own particular circumstances.

Holders Resident in Canada.

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Holder”). Certain Resident Holders may be entitled to make or may have already made the revocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem to be capital property any Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years.  Resident Holders whose Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

This portion of the summary is not applicable to a Resident Holder (i) that is a “specified financial institution”, (ii) an interest in which is a “tax shelter investment”, (iii) that is, for purposes of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, a “financial institution”, or (iv) to whom the “functional currency” reporting rules apply, each as defined in the Tax Act.  Such Resident Holders should consult their own tax advisors.

Sale Pursuant to the Offer.

Generally, a Resident Holder who disposes of Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the Shares immediately before the disposition.

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year, and allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Share may be reduced by the amount of any dividends received (or deemed to be received) by the Resident Holder on such Share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own advisors.

Compulsory Acquisition of Shares.

As described under “Acquisition of Shares Not Tendered in the Offer; Dissenters’ Rights – Compulsory Acquisition”, the Purchaser may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to statutory rights of purchase under section 206 of the CBCA (defined above as a “Compulsory Acquisition”). The tax consequences to a Resident Holder of a disposition of Shares in such circumstances will generally be as described above under “Sale Pursuant to the Offer”. A Resident Holder will be required to include in computing its income any interest awarded by a court in connection with a Compulsory Acquisition. Resident Holders whose Shares may be so acquired should consult their own tax advisors.

Subsequent Acquisition Transaction.

As described under “Acquisition of Shares Not Tendered in the Offer; Dissenters’ Rights –– Subsequent Acquisition Transaction”, if the Purchaser does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Purchaser may propose other means of acquiring the remaining issued and outstanding Shares. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out.  Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of a Subsequent Acquisition Transaction.

One possible form of Subsequent Acquisition Transaction that could be proposed by the Purchaser is a consolidation of all of the Company’s issued and outstanding Shares, based on a consolidation ratio of new shares to old shares that would leave the Purchaser or its affiliates as the sole shareholders of the Company and result in other shareholders receiving cash in lieu of new fractional Shares.  Were this to occur, a Resident Holder receiving such cash in lieu of fractional Shares will generally,

(a)
be deemed to receive a dividend (subject to the application of subsection 55(2) of the Tax Act to a shareholder that is a corporation, as discussed below) equal to the amount, if any, by which the cash receivable exceeds the paid-up capital of such holder’s Shares for purposes of the Tax Act; and

(b)
be considered to have disposed of such holder’s Shares for proceeds of disposition equal to the cash receivable less the amount of the deemed dividend, if any, computed in (a).  As a result, the Resident Holder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition net of any reasonable costs of disposition exceed (or are less than) the adjusted cost base of the holder’s Shares immediately before the disposition. The computation and tax consequences of any such capital gain or capital loss would be generally as described under “Sale Pursuant to the Offer”.

A Resident Holder will be required to include in computing its income for a taxation year any dividends deemed to be received on the Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the Company as “eligible dividend” in accordance with the provisions of the Tax Act.  Any such dividends deemed to be received by a Resident Holder that is a corporation will generally be deductible in computing the corporation’s taxable income.

Subsection 55(2) of the Tax Act provides that where a Resident Holder that is a corporation would otherwise be deemed to receive a dividend, in certain circumstances the deemed dividend may be deemed not to be received as a dividend and instead may be treated as proceeds of disposition of the Redeemable Shares for purposes of computing the Resident Holder’s capital gain or capital loss. Resident Holders that are corporations should consult their own tax advisors in this regard.

A Resident Holder that is a “private corporation”, as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax of 33⅓% under Part IV of the Tax Act on dividends received (or deemed to be received) on the Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year.

As an alternative to the consolidation discussed herein, the Purchaser may propose an arrangement, amalgamation, capital reorganization, reclassification, continuance or other transaction, the tax consequences of which may materially differ from those arising on the sale of Shares under an Offer or a consolidation involving the Company and will depend on the particular form and circumstances of such alternative transaction.  No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Resident Holder.

Qualified Investment.

If following completion of the Offer the Shares cease to be listed on any designated stock exchange (which includes Nasdaq and the TSX) and the Company ceases to be a “public corporation” for purposes of the Tax Act, Resident Holders that are trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings plans are cautioned that the Shares will cease to be qualified investments for such trusts.  Such Holders should consult with their own tax advisors in this regard.

Holders Not Resident In Canada.

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold the Shares in a business carried on in Canada (a “Non-Resident Holder”).  Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

Sale Pursuant to the Offer.

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Shares, unless the Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that (1) the Shares are listed at that time on a designated stock exchange (which includes Nasdaq and the TSX), and (2) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with all such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of the Company at any time during the 60-month period that ends at that time. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Shares could be deemed to be taxable Canadian property.

Non-Resident Holders whose Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Compulsory Acquisition.

Subject to the discussion below under “Delisting of Shares”, a Non-Resident Holder will not be subject to tax under the Tax Act on a disposition of Shares pursuant to the Purchaser’s statutory rights of purchase described under “Acquisition of Shares Not Tendered in the Offer; Dissenters’ Rights – Compulsory Acquisition” unless the Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act and the Non-Resident

Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Non-Resident Holders whose Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Subsequent Acquisition Transaction.

As described under “Acquisition of Shares Not Tendered in the Offer; Dissenters’ Rights – Subsequent Acquisition Transaction”, if the Purchaser does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Purchaser may propose other means of acquiring the remaining issued and outstanding Shares. The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and whether the Shares are listed on a stock exchange at the relevant time.  Non-Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of a Subsequent Acquisition Transaction.

One possible form of Subsequent Acquisition Transaction that could be proposed by the Purchaser is a consolidation of all of the Company’s issued and outstanding Shares, based on a consolidation ratio of new shares to old shares that would leave the Purchaser or its affiliates as the sole shareholders of the Company and result in other shareholders receiving cash in lieu of new fractional Shares.  A Non-Resident Holder holding Shares in such circumstances may realize a capital gain or a capital loss and/or be deemed to receive a dividend, as discussed above under the heading “Holders Resident in Canada – Subsequent Acquisition Transaction”.  A Non-Resident Holder would be subject to income tax under the Tax Act on any such capital gain if the Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act (see, in particular, discussion below under “Delisting of Shares”), subject to circumstances where the Non-Resident Holder is entitled to relief under an applicable income tax convention.  Dividends paid or deemed to be paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.  For example, where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of not disposing of their Shares pursuant to the Offer.

Delisting of Shares.

As noted above under “Possible Effects of the Offer and the Second-Step Acquisition on the Market for the Shares; Nasdaq and TSX Listing; Registration under the Exchange Act”, Shares may cease to be listed on Nasdaq and/or the TSX following the consummation of the Offer and may not be listed on any other stock exchange at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-Resident Holders who do not dispose of their Shares pursuant to the Offer are cautioned that if the Shares are not listed on a designated stock exchange at the time they are disposed of (the “relevant time”):  (1) the Shares will be taxable Canadian property to the Non-Resident Holder; (2) the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on such disposition, subject to any relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident; and (3) if those Shares are not listed on a recognized stock exchange at the relevant time, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder, in which case the Purchaser may be entitled, pursuant to the Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Holder and to remit such amount to the Receiver General on behalf of the Non-Resident Holder.

Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of not disposing of their Shares pursuant to the Offer.

7.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on the Nasdaq under the symbol “CREL.” The Shares are also listed and traded on the TSX under the symbol “CRE.” The following table sets forth for the periods indicated the intraday high and low sales prices per Share on the Nasdaq as reported in published financial sources:

	High	Low
Fiscal year ended November 30, 2007
First Quarter	$14.51	$12.20
Second Quarter	14.29	12.21
Third Quarter	14.37	11.94
Fourth Quarter	13.95	10.44
Fiscal year ended November 30, 2008
First Quarter	11.55	6.94
Second Quarter	11.49	9.51
Third Quarter	11.39	8.03
Fourth Quarter	10.71	4.10
Fiscal year ending November 30, 2009
First Quarter	4.90	1.89
Second Quarter	3.06	1.35
Third Quarter	4.27	1.85
Fourth Quarter (through October 27, 2009)	3.28	2.55

Since its initial public offering in April 2006, the Company has not paid a cash dividend on the Shares. If we complete the Offer, we currently intend that no dividends will be declared on the Shares prior to acquisition by us of the entire equity interest in the Company.

On October 27, 2009, the last trading day prior to the commencement date of the Offer, the closing price of Corel Corporation common shares reported on Nasdaq was $3.18 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

8.	Possible Effects of the Offer on the Market for the Shares; Nasdaq and TSX Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. After the consummation of the Offer, but prior to either a Compulsory Acquisition or a Subsequent Acquisition Transaction, the number of shareholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by shareholders other than the Purchaser and its affiliates. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq. According to the Nasdaq’s published guidelines, the Shares would not meet the criteria for continued inclusion in the Nasdaq if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on the Nasdaq will be discontinued. If permitted by applicable law, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Purchaser intends to apply to delist the Shares from the Nasdaq.  In the event the Shares were no longer listed on the Nasdaq, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

TSX Listing. The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Shares from the TSX. Among such criteria is the number of shareholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held. Depending on the number of Shares purchased under the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Shares could be delisted and this could, in turn, materially adversely affect the market or result in a lack of an established market for such Shares. If permitted by applicable law, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Purchaser intends to apply to delist the Shares from the TSX. If the Shares are delisted from the TSX, the extent of the public market for the Shares and the availability of price or other quotations would depend upon the number of shareholders, the number of Shares publicly held and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in Shares on the party of securities firms, whether the Company remains subject to public reporting requirements in Canada and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on the Nasdaq. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction, then the registration of the Shares under the Exchange Act and the listing of the Shares on the Nasdaq will be terminated following the completion of such transaction.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

9.	Certain Information Concerning the Company.

Except for the information contained in “Special Factors—Section 4—Company Financial Projections” and “Special Factors—Section 11—Interests of Certain Persons in the Offer” or as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although the Purchaser, the Information Agent and the Depositary have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser, the Information Agent or the Depositary.

General. The Company was incorporated in Canada under the Canada Business Corporations Act in May 1985. In November 1989, the Company completed an initial public offering of its common shares. In August 2003, the Company was acquired in a going private transaction by Vector Capital and was continued as a corporation organized under the Business Corporations Act (Ontario). In January 2006, in connection with an initial public offering of its common shares, the Company was continued as a corporation organized under the Canada Business Corporations Act. The principal executive offices of the Company are located at 1600 Carling Avenue, Ottawa, Ontario, Canada K1Z 8R7 and its telephone number is (613) 728-0826. The Company is a leading global packaged software company with an estimated installed base of over 100 million current users in over 75 countries. The Company provides high quality, affordable and easy-to-use Graphics and Productivity and Digital Media software. The Company’s products are sold through a scalable distribution platform comprised of OEMs, its global e-Stores, and its international network of resellers and retail vendors. Its product portfolio includes well-established, globally recognized brands.

Financial Information. The following table sets forth summary historical consolidated financial data for the Company as of and for the nine month periods ended August 31, 2009 and August 31, 2008 and as of and for each of the fiscal years ended November 30, 2008 and November 30, 2007. This data and the comparative per Share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Company 10-K and the unaudited consolidated interim financial information contained in the Company 10-Q. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. These documents are incorporated by reference in this Offer to Purchase. The reports may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “—Available Information” below.

Summary Historical Consolidated Financial Data
(in thousands, except per Share amounts and ratio of earnings to fixed charges)
	Nine Months Ended August 31,		Years Ended November 30,
	2009	2008	2008	2007
	(Unaudited)
Consolidated Balance Sheet Data
Total current assets	$47,806	$75,316	$94,533	$71,517
Total noncurrent assets	141,911	176,907	164,863	195,320
Total assets	$189,717	$252,223	$259,396	$266,837

Total current liabilities	$58,331	$85,924	$97,315	$86,736
Total noncurrent liabilities	141,430	174,969	170,444	194,401
Total liabilities	$199,761	$260,893	$267,759	$281,137

Consolidated Statements of Operations Data
Total revenues	$153,963	$198,816	$268,230	$250,480
Product	136,067	179,336	241,960	228,274
Maintenance and services	17,896	19,480	26,270	22,206
Total cost of revenues	61,430	64,115	87,615	76,761
Total operating expenses	89,245	119,537	157,199	166,809
Income from operations	3,288	15,164	23,416	6,910
Net income (loss)	$(5,132)	$2,498	$3,707	$(13,062)

Comparative per Share Data
Net income (loss) per Share
Basic	$(0.20)	$0.10	$0.14	$(0.52)
Fully diluted	$(0.20)	$0.10	$0.14	$(0.52)
Book Value per Share (1)	$(0.39)

(1)
Book value per share is not a term defined by generally accepted accounting principles.  Book value per Share is calculated by dividing total stockholders' equity (deficit) as of August 31, 2009 by the number of Shares outstanding as of September 22, 2009.

The Company has not publicly disclosed information regarding its ratio of earnings to fixed charges. The Company has, however, provided the following information to the Purchaser for the sole purpose of allowing the Purchaser to comply with disclosure requirements under the U.S. securities laws:

	Nine Months Ended August 31,		Years Ended November 30,
	2009	2008	2008	2007
Fixed Charges
Interest Expense	$9,071	$10,593	$13,817	$16,488
Amortization of Deferred Financing Charges	813	810	1,081	1,074
Total fixed charges	$9,884	$11,403	$14,898	$17,562

Earnings
Income (loss) before income taxes	(5,567)	2,224	3,571	(9,619)
Fixed charges per above	9,884	11,403	14,898	17,562
Total earnings	4,317	13,627	18,469	7,943
Ratio of earnings to fixed charges	0.44	1.20	1.24	0.45

Inadequate earnings to cover fixed charges	(5,567)			(9,619)

Additional Information. The Company is subject to the informational and reporting requirements of the Exchange Act and applicable Canadian securities laws in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC and applicable Canadian securities regulatory authorities relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov or at the Web site maintained by the Canadian securities regulatory authorities at www.sedar.com.

10.	Certain Information Concerning the Purchaser and its Affiliates.

We are a Cayman Islands limited partnership formed on July 2, 2003, with principal executive offices at c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105. The telephone number of its principal executive offices is (415) 293-5000. We were formed for purposes of acquiring and holding common shares of Corel Corporation and we have not engaged in any other business activities.

Our sole general partner is Vector Capital Partners II International, Ltd., which is wholly-owned by VCP II International L.L.C. VCP II International L.L.C is a manager of private equity funds specializing in buyouts, spinouts and recapitalizations of established technology businesses.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each controlling person of the Purchaser and certain other information are set forth on Schedule A hereto.

Except as set forth elsewhere in this Offer to Purchase: (a) neither the Purchaser nor, to the Purchaser’s knowledge, any person listed in Schedule A hereto or any associate of the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) neither the Purchaser nor, to the Purchaser’s knowledge, any person or entity referred to in clause (a) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (c) neither the Purchaser nor, to the Purchaser’s knowledge, any person listed in Schedule A to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between the Purchaser, its subsidiaries or, to the Purchaser’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling shareholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (e) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, its subsidiaries or, to the Purchaser’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (f) neither the Purchaser nor, to the Purchaser’s knowledge, any person listed in Schedule A to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (g) neither the Purchaser nor, to the Purchaser’s knowledge, any person listed in Schedule A to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe our financial condition or the financial condition of the Purchaser is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not subject to a financing condition and (iii) as described under “The Offer—Section 11—Source and Amount of Funds” below, the Purchaser will have sufficient funds to purchase all Shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Second-Step Acquisition, which will follow the successful completion of the Offer.

The Purchaser has not made any arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense.

11.	Source and Amount of Funds.

We estimate that we will need approximately $31.2 million to purchase all Shares tendered in the Offer, to cash out in-the-money options, to pay related fees and expenses and to pay consideration for a Second-Step Acquisition, which will follow the successful completion of the Offer. One or more affiliates of Vector Capital will provide all of such funds. The offer is not subject to a financing condition.

12.	Dividends and Distributions.

If, on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under “The Offer—Section 13—Conditions of the Offer,” we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate, including the number or type of securities to be purchased.

If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to shareholders of record on a date prior to the transfer to our name or our nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under “The Offer—Section 13— Conditions of the Offer,” (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for our account and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our sole discretion.

13.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer)), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Majority of the Minority Condition shall not have been satisfied, or if, at any time on or after the date of this Offer to Purchase, and on or prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of government approvals), any of the following conditions exist (unless the existence of the condition is caused by the direct or indirect actions of the Purchaser or any of its affiliates (other than the Company)):

(i) there is instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, (a) seeking to make illegal, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of the Second-Step Acquisition (b) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or a material portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or a material portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries, (c) seeking to impose or confirm material limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company’s shareholders, or (d) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares; or

(ii) any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for Shares, or the Second-Step Acquisition or other business combination involving the Company, by any court, government or governmental authority or agency, domestic, foreign or supranational, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (g) of paragraph (i) above; or

(iii) there shall have occurred and be continuing a Company Material Adverse Effect; or

(iv) the Company has (a) split, combined or otherwise changed, or authorized the split, combination or other change of, the Shares, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares, (c) issued or sold, or authorized the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than (i) the issuance of Shares pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase, of stock options outstanding prior to such date, (ii) option grants to new hires, (iii) option grants to existing employees that have been authorized prior to the date this offer was originally commenced and (iv) additional options to purchase up to an aggregate of 100,000 company shares, provided, in the case of clauses (ii)-(iv), that such options are granted in the ordinary course of business, consistent with past practice and with an exercise price equal to the closing price of the company's common shares on the date of grant), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for Shares, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company (other than to the Company or a subsidiary of the Company), (e) declared or paid any dividend or other distribution on Shares; (f) authorized or publicly announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution or business combination involving the Company or, to the extent material to the Company and its subsidiaries taken as a whole, any of its subsidiaries; (g) except as authorized prior to the date this Offer was originally commenced, entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our consummation of the Second-Step Acquisition or other business combination involving the Company; or

The term “Company Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, such a material adverse change any adverse effect resulting from (1) the announcement or pendency of the Offer or any of the other transactions contemplated by this Offer to Purchase, (2) general economic, market or political conditions in the United States of America, Canada or any other nation in which the Company and its subsidiaries has material operations or sales, provided such change does not disproportionately affect the Company, (3) any act of terrorism or war, or any armed hostilities, anywhere in the world, (4) general conditions in the industry or industries in which the Company and its subsidiaries operate, provided such change does not disproportionately affect the Company,  (5) any legal proceeding made or brought by any holder of Shares (on any holder’s own behalf or on behalf of the Company) arising out of or related to the Offer or any of the other transactions contemplated by this Offer to Purchase, (6) legal, accounting, investment banking or other fees or expenses incurred in connection with the Offer or any of the other transactions contemplated by this Offer to Purchase, or (7) any action taken by the Purchaser or its affiliates.

The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by us, in our sole discretion, or may be waived by us (other than the Majority of the Minority Condition, which is not waivable), in our sole discretion, in whole or in part at any time or from time to time on or prior to the Expiration Date (and thereafter in relation to any conditions to the Offer dependent upon the receipt of government approvals). We expressly reserve the right to waive any of the conditions to the Offer (other than the Majority of the Minority Condition, which is not waivable) and to make any changes in the terms of or the conditions to the Offer. A waiver of any of the material conditions to the Offer (where permissible) will be followed as promptly as practicable by a public announcement thereof. Our failure to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time on or prior to the Expiration Date (or thereafter in relation to any condition dependent upon the receipt of government approvals). The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.

14.	Certain Legal Matters; Regulatory Approvals.

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer—Section 13—Conditions of the Offer.”

U.S. Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer and the Second-Step Acquisition is subject to such requirements because the Purchaser currently owns Shares representing more than 50% of the Company’s outstanding voting securities, which means that we are in “control” of the Company for purposes of these requirements.

Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and the Second-Step Acquisition. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or the Second-Step Acquisition or seeking divestiture of the Shares so acquired or divestiture of substantial assets of us or the Company. Private parties (including individual U.S. states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer or the Second-Step Acquisition will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or the Second-Step Acquisition on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Canadian Antitrust.  Part IX of the Competition Act (Canada) (the “Competition Act”) requires pre-merger notification to the Commissioner of Competition of certain enumerated types of transactions that exceed certain prescribed thresholds. Where a transaction is subject to pre-merger notification, the parties to the merger cannot complete their merger until they have submitted a notification with the prescribed information to the Commissioner of Competition and the statutory waiting period has expired.

Where a person already owns 50% or more of the voting shares of a corporation that carries on an operating business or controls a corporation that carries on an operating business, the acquisition of additional voting interests is not subject to notification under Part IX of the Competition Act.

Given that the Purchaser and its affiliates already own more than 50% of the voting shares of the Company, the Offer is not subject to pre-merger notification under the Competition Act.

Under the Investment Canada Act (Canada) (the “ICA”), transactions involving the acquisition of control of a Canadian business by a non-Canadian are subject to either notification or pre-merger review and Ministerial approval. Under the ICA, an entity is deemed to control another entity where it owns a majority of the voting interests of the other entity. Where this is the case, further acquisitions of voting interests in the controlled entity by the controlling entity do not constitute acquisitions of control for purposes of the ICA, as the controlling entity already controls the controlled entity.

Given that the Purchaser and its affiliates already own more than 50% of the voting shares of the Company, the Purchaser and its affiliates already control the Company for purposes of the ICA and therefore, the Offer is not subject to the ICA.

Other Non-U.S. Antitrust Approvals. The Company and its subsidiaries conduct business in a number of additional countries outside of the United States and Canada in which the Company’s products are currently sold. The antitrust or merger control statutes or regulations of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such statutes or regulations and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. Transactions such as our acquisition of Shares pursuant to the Offer and the Second-Step Acquisition are frequently scrutinized by foreign antitrust and competition authorities. Therefore, there can be no assurance that a challenge to the Offer and the Second-Step Acquisition on foreign antitrust or competition grounds will not be made or, if such a challenge is made, of the result thereof. If any applicable waiting period under foreign antitrust or competition laws has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval has been obtained or such applicable waiting period has expired or exemption been obtained. See “The Offer—Section 13— Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to foreign antitrust approvals.

If our acquisition of Shares is delayed by a request for additional information or the failure to obtain an approval or exemption from any governmental authority in any foreign country where such approval is required under any foreign antitrust or competition law, we may extend the Offer.

Other. The Company and its subsidiaries conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer or the Second-Step Acquisition, the foreign investment laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer—Section 13—Conditions of the Offer.”

15.	Fees and Expenses.

We have retained Innisfree M&A Incorporated to act as the Information Agent and CIBC Mellon Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses to be incurred by the Purchaser in connection with the Offer:

Type of Fee	Amount
Filing Fees	$1,667
Depositary	22,500
Information Agent (including mailing)	15,000
Legal Fees and Expenses	1,000,000
Printing Expenses	10,000
Miscellaneous Fees and Expenses	5,833
Total	$1,055,000

In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company has not agreed to pay any of the fees and expenses to be incurred by the Purchaser.

16.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.  All dollar amounts in this Offer to Purchase are U.S. dollars unless otherwise stated.

No person has been authorized to give any information or make any representation on behalf of us not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, which includes the information required by Rule 13e-3 under the Exchange Act, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under the heading “The Offer—Section 10—Certain Information Concerning the Purchaser and its Affiliates” with respect to information concerning the Purchaser.

Corel Holdings, L.P.

October 28, 2009

SCHEDULE A

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING
PERSONS OF THE PURCHASER

Set forth below are the name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of Alexander R. Slusky, the controlling person of the Purchaser. The business address of Mr. Slusky is One Market Street, Steuart Tower, 23rd Floor, San Francisco, California 94105.

The Purchaser is a Cayman Islands limited partnership. The sole general partner of the Purchaser is Vector Capital Partners II International, Ltd., which is wholly-owned by VCP II International, L.L.C., a manager of private equity funds. Mr. Slusky is the sole director of Vector Capital Partners II International, Ltd.

Mr. Slusky has not, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Mr. Slusky is a citizen of the United States.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Alexander R. Slusky	Mr. Slusky has served as managing partner of Vector Capital Corporation since its inception in 1997. Mr. Slusky has been a member of the Board of Directors of Corel Corporation since 2003.

A-1

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (i) certain information with respect to the Shares beneficially owned by the Purchaser, Vector Capital Partners II International, Ltd. and to the best of their knowledge, Alexander R. Slusky and (ii) the purchases of Shares by the Purchaser, Vector Capital Partners II International, Ltd. and, to the best of their knowledge, Alexander R. Slusky during the past sixty days.  Vector Capital Partners II International, Ltd. is the sole general partner of the Purchaser, and Alexander R. Slusky is the sole director of Vector Capital Partners II International, Ltd. The security ownership information in the table below is given as of October 22, 2009 and, in the case of percentage ownership information, is based on 25,905,422 Shares outstanding as of September 22, 2009. Beneficial ownership is determined in accordance with the rules of the SEC.

	Securities Ownership
Filing Person	Number		Percent	Securities Transactions for Past 60 Days
Corel Holdings, L.P.	17,682,698	(1)	68.3%	None
Vector Capital Partners II International, Ltd.	17,682,698	(2)	68.3%	None
Alexander Slusky	17,682,698	(3)	68.3%	None

(1)
Consists of 17,682,698 Shares, except that Vector Capital Partners II International, Ltd., the general partner of Corel Holdings, L.P., may be deemed to have sole power to vote and dispose of these shares, and Alexander Slusky, the sole director of Vector Capital Partners II International, Ltd., may be deemed to have sole power to vote and dispose of these shares.  Of the 17,682,698 shares, 25,084 are beneficially owned directly by Alexander Slusky, and the remainder are beneficially owned by Corel Holdings, L.P..

(2)
Consists of 17,682,698 shares, all of which are beneficially owned by Corel Holdings, L.P.  Vector Capital Partners II International, Ltd., the general partner of Corel Holdings, L.P., may be deemed to have sole power to vote and dispose of these shares, and Alexander Slusky, the sole director of Vector Capital Partners II International, Ltd., may be deemed to have sole power to vote and dispose of these shares.

(3)
Consists of 17,682,698 shares, of which 25,084 are beneficially owned directly by Alexander Slusky and of which the remainder are beneficially owned by Corel Holdings, L.P.  Alexander Slusky is the sole director of Vector Capital Partners II International, Ltd., which is the sole general partner of Corel Holdings, L.P., and may be deemed to have sole power to vote and dispose of these shares.

B-1

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

CIBC Mellon Trust Company

By Mail: CIBC Mellon Trust Company P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4	By Hand or Overnight Mail: CIBC Mellon Trust Company 199 Bay Street Commerce Court West, Securities Level Toronto, Ontario M5L 1G9

By Facsimile:

(For Eligible Institutions Only)
416-643-3148

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders Call Toll-Free: 888-750-5834
Banks and Brokers Call Collect: 212-750-5833